 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232548

PROSPECTUS

Oranco, Inc.

7,389,808 Shares of Common Stock

This prospectus relates to the sale of up to a total of 7,389,808 shares of common stock, par value $0.001 per share (‘Common Stock”) of Oranco, Inc., a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns. The shares of Common Stock subject to this prospectus include shares Common Stock issued in connection with the June 29, 2018 share exchange transaction with Wong Ying, Lam Man Hung, Lam Fung, Chan Man Kuen, Zheng Huang, and Stephen Zhu. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Business Overview” on page 38 for more information. The shares of Common Stock offered for resale hereby were issued to the applicable selling stockholders in private placements or other exempt transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of their shares of Common Stock through public or private transactions at prevailing market prices or at privately negotiated prices. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We have agreed to pay all the costs and expenses of this registration.

Our Common Stock is listed for quotation on the Over-the-Counter Pink Open Market, or OTC Pink, under the symbol “ORNC”. There is very limited trading in our Common Stock. On August 7, 2019, the most recent day that our Common Stock traded, the last reported price per share of our Common Stock was $0.31, which gives effect to our ten-for-one reverse split of our issued and outstanding shares of common stock which began trading on a post-split basis on OTC Pink on August 7, 2019. You are urged to obtain current market quotations of our Common Stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK. NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 12, 2019

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock. The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision.

Unless otherwise indicated, all information in this amendment reflects a ten-for-one reverse stock split of our issued and outstanding shares of our common stock, and the corresponding adjustment of proposed maximum offering price per share of our common stock. Our common stock began trading on a reverse stock split-adjusted basis on The OTC Market on the opening of trading on August 7, 2019.

In this prospectus, unless otherwise noted or as the context otherwise requires, “Oranco”, the “Company,” “ORNC,” “we,” “us,” and “our” refer to the combined business of (i) Oranco, Inc. (“ORNC”), a corporation formed under the laws of Nevada, (ii) Reliant Galaxy International Limited (“Reliant”), a corporation formed under the laws of British Virgin Islands, (iii) Sure Rich Investment (Group) Limited (“Sure Rich”), a wholly-owned subsidiary of ORNC formed under the laws of Hong Kong, (iv) Fujian Jin’ou Trading Co, Ltd. (“Jin’ou”), a wholly-owned subsidiary of ORNC formed under the laws of the People’s Republic of China (the “PRC”), (v) Fenyang Huaxin Wine Industry Development Co., Ltd. (“Huaxin”), a wholly-owned subsidiary of Jin’ou formed under the laws of the PRC, (vi) Fenyang Jinqiang Wine Co., Ltd. (“Jinqiang”), a wholly-owned subsidiary of Huaxin formed under the laws of the PRC, and (vii) Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd. (“Tianchuang”), a 51%-owned subsidiary of Huaxin and a corporation formed under the laws of the PRC.

For the sake of clarity, this prospectus follows English naming convention of the first name followed by the last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Peng Yang,” even though, in Chinese, Mr. Yang’s name is presented as “Yang Peng.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are engaged in alcohol wholesale in China through our operating subsidiary, Fenyang Huanxin Wine Industry Development Co., Ltd. (“Huaxin”), which is 100% held by Fujian Jin’ou Trading Co., Ltd. (“Jin’ou”). We maintain our principal executive offices at One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006, United States. Our telephone number is (646) 759-3614.

Our Business

We run a growing alcohol wholesale business guided by a core purpose: to promote premium alcoholic beverages to China’s population. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. We aim to achieve this purpose by catering to the ever-evolving customer tastes in alcohols through our creative marketing strategies and innovative product designs that target different age groups of China’s population. To that end, we have hired marketing talents who have decades of experience in effective alcohol brand building. As a result, we believe we have managed to respond to the demand for Chinese Fenjiu liquor and imported wines in the Chinese marketplace.

We believe that Fenjiu liquor presents great business opportunities for us to utilize creative product designs and marketing strategies to attract Chinese consumers. Collaborating with Fenjiu Group, the sole producer of Fenjiu liquor in China, we have been focusing on product design to convey a modern feel to our Fenjiu products while maintaining Fenjiu liquor’s historical elegance. We believe our designer packaging, symbolized by its bright coloring and prominently fat-bellied jars, stands out from those of our competitors. With creative designs and stylized names, our registered trademarks, such as Dagangjiu (translated as “Big Jar Liquor”), are effective in capturing the attention of Chinese consumers, young and old.

Established in October 2016, we believe our imported wine distribution business has high growth potential as evidenced from the market prices of the imported wines from Spain and New Zealand, the two countries where we import most of our wine products from, in the current Chinese market. A great majority of our competitors have priced their 750 mL bottles of wine imported from Spain and New Zealand well above RMB 200. This price falls within the premium range in the general Chinese wine market. Within the general Chinese wine market, the premium range enjoyed the highest year-on-year growth compared to other price tiers of wine in 2018. This pricing trend for premium wines is applicable to imported wines from Spain and New Zealand, which we believe will benefit our growth in 2019. Accordingly, our strategy is to continue pricing our imported wine products within the premium range levels to generate higher margins. Though marketing and branding are still integral parts of the wine business in China, wine sales are highly driven by the origin of the wines. Since Spain and New Zealand are considered prime origins for wine productions, we believe that our imported wine products will continue to attract the attention of Chinese consumers and promote the sustainable growth of our imported wine business.

We believe that effective marketing strategies and creative product designs are two major contributing factors to our success. To improve and maintain the effectiveness of our marketing strategies, we have established integrated and collaborative processes to drive coordinated operations across our marketing efforts and sales. Our marketing strategies enable us to promote multiple sales concepts across two major alcohol categories, effectively attracting different age and cultural groups of the Chinese population. Our marketing plans are tailored to meet the evolving taste and demands of Chinese consumers. As a result, we believe that the Company’s innovative and highly-customized designs draw considerable public attention, which in turns is a contributing factor to the volume of our sales.

For the nine months ended March 31, 2019, we generated revenue of approximately 91.4% from Fenjiu liquor wholesale and approximately 8.6% from imported wine wholesale. For the nine months ended March 31, 2018, we generated revenue of approximately 85.3% from Fenjiu liquor wholesale and approximately 14.7% from imported wine wholesale. For the year ended June 30, 2018, we generated revenue of approximately 84.9% from Fenjiu liquor wholesale and approximately 15.1% from imported wine wholesale. For the year ended June 30, 2017, we generated revenue of approximately 89.9% from Fenjiu liquor wholesale and approximately 10.1% from imported wine wholesale. We have not experienced any seasonality in our business.

Business Strategy

Increasing our market share - We expect that consumers’ increasing awareness of our brand will lead to increased demand of our products. We intend to continue focusing on developing Chinese Fenjiu liquor and imported wine wholesale markets. Through creating new designs, expanding our marketing efforts, developing closer relationships with dealers, and building stable relationships with our major suppliers, we expect to expand our product lines and improve our brand awareness and customer loyalty to meet market demands and improve our sales performance.

Expansion of our sources of supply, productivity and sales network - To meet the increasing demand for imported wine and Chinese Fenjiu liquor, we will continue cooperating with major suppliers to ensure both the quantity and quality of our Chinese Fenjiu liquor and imported wine inventory. In addition to our present sales network, we expect to increase our investment in training our employees, updating our website and improving our client information managing system. Our goal is to build a high performance sales network with a very personal approach to our business partners.

Competitive Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with the competitive advantages in the marketplace that could differentiate us from our potential competitors:

●	Our Company has a high brand recognition in the Chinese Fenjiu liquor market. Our Fenjiu liquor is sold under the “Dagangjiu” brand and is one of the Chinese Fenjiu liquor market’s most popular brands. We have relied on the international fame of Fenjiu Group, our inventory manufacturer, to become one of the leading brands in international alcohol festivals. We believe that our brand’s strong recognition reinforces our existing customer goodwill in Shanxi province and beyond.

●	Our marketing team’s extensive experience and reputation in our industry. We believe that our marketing team’s industry experience and reputation is unmatched in the industry. We believe our commercial campaigns are well accepted by consumers and resonate with potential liquor distribution partners. To some degree, we believe our commercial campaigns influence consumer trends in the Chinese Fenjiu liquor markets.

●	A Flexible Business Model. We have a flexible business model that enables us to quickly adjust our marketing strategy and product packaging to meet customers’ evolving needs and preferences. Since our brand is well recognized and our current business model is based on flexible dealership relationship, we can adjust our strategic partnerships to address new product preferences while maintaining our accumulated goodwill.

●	Service-driven and Cohesive Management Team. Our senior management team has guided our organization through its expansion and, we believe, positioned us for continued growth. Each member of our Huanxin management team has an average of 20 years of expertise. Additionally, our management team possesses extensive experience across a broad range of disciplines such as alcohol marketing, business negotiation, and financing, which are essential qualities to help us achieve our goal to “promote premium alcoholic beverages to the Chinese population of all ages.”

THE OFFERING

Common Stock outstanding before the offering	41,948,748 shares

Common Stock offered by selling stockholders	7,389,808 shares of Common Stock held by the selling stockholders.

Common Stock to be outstanding after the offering	41,948,748 shares.

OTC Pink Symbol	ORNC. No active market for our Common Stock presently exists.

Use of proceeds	This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders named herein. We will not receive any proceeds from the sale of the Common Stock offered hereby.

Unless otherwise indicated, all information in this amendment reflects a ten-for-one reverse stock split of our issued and outstanding shares of our common stock, and the corresponding adjustment of proposed maximum offering price per share of our common stock. Our common stock began trading on a reverse stock split-adjusted basis on The OTC Market on the opening of trading on August 7, 2019.

SELECTED FINANCIAL DATA

The following table sets forth selected historical statements of operations for the nine months ended March 31, 2019 (unaudited), the year ended June 30, 2018 and the year ended June 30, 2017, and balance sheets data as of March 31, 2019 (unaudited), June 30, 2018 and June 30, 2017, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	Years Ended		Nine months ended
	June 30,		March 31,
Consolidated Statement of Operations Data	2018	2017	2019	2018
	(audited)	(audited)	(unaudited)	(unaudited)
	RMB	RMB	RMB	RMB
Revenues	101,759,660	91,144,666	96,037,641	83,258,237
Cost of sales	27,800,667	24,065,113	24,395,247	23,002,777
Selling and distribution expenses	5,477,457	2,521,950	3,020,324	3,338,043
Administrative expenses	7,109,937	5,516,707	6,159,429	3,686,062
Other income	155,700	227,552	90,807	131,447
Interest and other financial charges	1,759,325	3,420,272	41,238	1,768,720
Income tax expense	15,095,681	14,121,343	16,024,012	12,623,911
Net income	$44,672,293	$41,726,833	$46,488,198	$38,970,171
Earnings per share
– Basic and diluted earnings per share	$1.54	$7.98	$0.11	$8.87

	As of June 30,		As of March 31,
Consolidated Balance Sheet Data	2018	2017	2019
	(audited) RMB	(audited) RMB	(unaudited) RMB
Cash and cash equivalents	$26,504,962	$6,607,407	$57,394,020
Total Assets	$109,350,204	$90,561,289	$162,725,447
Total Shareholders’ Equity	$5,005,968	$55,136,192	$51,494,166
Total Liabilities and Shareholders’ Equity	$109,350,204	$90,561,289	$162,725,447

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of Common Stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

Our Company is heavily dependent on its strategic partnership with Fenjiu Group, which is the sole producer of Chinese Fenjiu liquor in China. Any disruptions in our relationship with Fenjiu Group may have an adverse effect on our profitability and operating results.

Our business model focuses on the sale and distribution of Chinese Fenjiu liquor. Revenue generated from our Fenjiu liquor wholesale business accounted for 91.4% and 85.3%, respectively, of the total revenue derived from our general business in the nine months ended March 31, 2019 and 2018. Revenue generated from our Fenjiu liquor wholesale business accounted for 89.9% and 84.9%, respectively, of the total revenue derived from our general business in fiscal year 2017 and 2018. We rely on Fenjiu Group to provide and deliver our Fenjiu product inventory on a continuous basis. We could suffer significant losses in the event of the loss of our strategic partnership with Fenjiu Group due to our inability to renew our partnership agreement, disruption of Fenjiu Group’s distribution network, damage to Fenjiu Group’s reputation or other occurrences that are beyond our control.

Any harm to the reputation of our Fenjiu liquor producer, Fenjiu Group, may materially and adversely affect our business and results of operations.

The success of our business depends heavily upon the reputation of Fenjiu Group since a large majority of our revenue comes from our Fenjiu liquor wholesale business. We believe that the recognition and reputation of Fenjiu Group among our customers, distributors, and dealers have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of Fenjiu Group are critical to our business and market position. Any harm to the reputation of Fenjiu Group may materially and adversely affect our business and results of operations.

We face intense competition, and if we fail to compete effectively, we may lose market share and customers.

The Chinese alcohol distribution and retail markets that we are in are highly competitive. We face competition from long-established traditional Chinese alcohol distributors and retailers as well as new companies which rely on modern technology such as E-commerce platforms. China’s alcohol industry is growing and changing rapidly. Our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities or greater financial, technical or marketing resources than we do. Competitors may leverage their brand recognition, experience and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products and services. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their website and system development than us. Increased competition may reduce our profitability, market share, customer base and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Our limited operating history makes it difficult to evaluate our business and prospects.

We commenced our Fenjiu liquor distribution business in 2014 and our imported wine distribution business in October 2016. Thus, we have a limited operating history. Since our inception, we have experienced consistent growth in our business. Our total net revenues increased by 11.6% from RMB 91,144,666 in 2017 to RMB 101,759,660 in 2018. We incurred a net income of RMB 41,726,833 in 2017 and achieved net income of RMB 44,672,293 in 2018. However, our historical growth rate may not be indicative of our future performance. We cannot assure you that we will be able to achieve similar results or grow at the same rate as we did in the past. Growth may slow and net revenues or net income may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, slowing growth of our overall market, fulfillment bottlenecks, emergence of alternative business models, changes in government policies or general economic conditions. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. You should consider our prospects in light of the risks and uncertainties that fast-growing companies with a limited operating history may encounter.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Business expansion has placed, and continues to place, significant strain on our management and resources. To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational management systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with our distributors, dealers and supplier. As we selectively increase our product and service offerings, we will need to work with different groups of new distributors, dealers and other suppliers efficiently and establish and maintain mutually beneficial relationships with our existing distributors, dealers and supplier. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We cannot assure you that we will be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

Our future expansion into new product categories may expose us to new challenges and more risks.

Since our inception, we primarily focused on the Chinese Fenjiu liquor market. However, we have started imported wine distribution in October 2016. We plan to expand the product offerings to include selected categories of other alcohol products such as Luzhou-flavor liquor and Maotai-flavor liquor. Expansion into new product categories involve new risks and challenges. Our lack of relevant customer data relating to these products may make it more difficult for us to keep pace with the evolving customer demands and preferences.

We have limited experience and operating history in our future product categories and related marketplace services such as sample tasting and custom bottle making, which makes predicting our future results of operations more difficult than it otherwise would be. Therefore, our past results of operations should not be taken as indicative of our future performance. If we cannot successfully address new challenges and compete effectively, we may not be able to recover costs of our investments and eventually achieve profitability, and our future results of operations and growth prospects may be materially and adversely affected.

If counterfeit products are sold under our brand names and trademarks, our reputation and financial results could be materially and adversely affected.

Third-party merchants and dealers are separately responsible for sourcing counterfeit products that are sold under our brand names and trademarks. Although we have adopted measures to help consumers verify the authenticity of products sold on the general Chinese market and to remove any counterfeit products found by us, these measures may not always be successful. Counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety and health risks to our customers. If our customers are injured by counterfeit products sold under our brand names and trademarks, we may be subject to lawsuits, severe administrative penalties and criminal liability. We believe our brand and reputation are extremely important to our success and our competitive position. The discovery of counterfeit products sold under our brand names and trademarks may severally damage our reputation and cause customers to refrain from making future purchases from us, which would materially and adversely affect our business operations and financial results.

If we are unable to offer premium products and services at attractive prices to meet customer needs and preferences, our business, financial condition and results of operations may be materially and adversely affected.

Our future growth depends on our ability to continue attracting new customers and increasing the spending level of our existing customers. Constantly changing consumer preferences have affected and will continue to affect the general Chinese alcohol market. We must stay abreast of emerging lifestyle and consumer preferences and anticipate product and services trends that will appeal to existing and potential customers. Our customers choose to purchase quality products or services from us due in part to the attractive prices and premium services that we offer, and they may choose to shop elsewhere if we cannot match the prices, products or services offered by our competitors. If our customers cannot find their desired products or services within our portfolio, they may lose interest in us and stop buying our products or using our services, which in turn may materially and adversely affect our business, financial condition and results of operations.

We rely on the Fenjiu liquor product marketing and distribution for a substantial portion of our net revenues.

Since our inception, we have been relying on Fenjiu liquor product marketing and distribution for a substantial portion of our net revenues. We expect that this business segment to continue representing a substantial portion of our total net revenues in the near future. We have increased our offerings to include other product categories in 2017, mainly through the imported wine marketing and distribution; we also have plan to expand our product offerings in the future to include other popular Chinese liquors such as Luzhou-flavor liquor and Maotai-flavor liquor. However, our sales of these new products may not increase to a level that would substantially reduce our dependence on Fenjiu liquor product marketing and distribution business. Any event that results in a reduction in our branded Fenjiu liquor products or short-term lodging and hospitality services could materially and adversely affect our ability to maintain or increase our current level of net revenue and business prospects.

If we fail to manage and expand our relationships with distributors, dealers or suppliers, or otherwise fail to source products or services at favorable terms, our business and growth prospects may suffer.

We worked with approximately 111 distributors and they have over 1,000 sale point over the China in 2018 and 2017. In 2018, our major suppliers are 11 in Fenjiu liquor and 2 for imported wines. In 2017, our major suppliers are 6 in Fenjiu liquor and 2 for imported wines. Maintaining strong relationships with these distributors, dealers and suppliers is important to the growth of our business.

In particular, we depend significantly on our ability to attract reputable liquor and wine suppliers to offer their products or services on commercially attractive terms and to procure products from suppliers on favorable pricing terms. However, some of our agreements for imported wines do not ensure the long-term availability of products or the continuation of particular pricing practices or payment terms beyond the end of the contractual terms. Even if we maintain good relationships with our distributors, dealers and suppliers, they may be unable to remain in business due to economic conditions, labor actions, regulatory or legal decisions, natural disasters or other causes. In the event that we are not able to source products or services at favorable prices, our net revenues and gross profit as a percentage of net revenues may be materially and adversely affected.

In addition, if our suppliers cease to provide us with favorable payment terms, our requirements for working capital may increase and our operations may be materially and adversely affected. We will also need to develop relationships with new suppliers to ensure that we have access to a steady supply of products on favorable commercial terms or to offer sufficient products and services at acceptable prices sought by our customers. Any negative developments in our relationships with distributors, dealers and suppliers could materially and adversely affect our business and growth prospects. If we fail to attract new distributors or dealers to sell our products, or new suppliers to sell their products to us due to any reason, our business and growth prospects may be materially and adversely affected.

If we fail to manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

Our business requires us to manage a large volume of inventory effectively. We depend on our forecasts of demand for and popularity of our products to make purchase decisions and to manage our inventory. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our customers may not order products in the quantities that we expect. It may be difficult to accurately forecast demand, and determine appropriate product or component.

If we fail to manage our inventory effectively or negotiate favorable credit terms with suppliers, we may be subject to a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our suppliers in order to secure the right to return products to our suppliers, our profit margins might be negatively affected. Any of the above may materially and adversely affect our results of operations and financial condition.

Our business depends on the continued efforts of our management. If we lose their services or they are unable to work together effectively or efficiently, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. The management team of Huaxin has been working together since the inception of Huaxin. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our executive officers were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. Our business, financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers joins a competitor or forms a competing business, we may lose customers, suppliers, know-how and key professionals and staff members. Our executive officers have entered into employment agreements and confidentiality and non-competition agreements with us. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

We intend to hire additional qualified employees to support our business operations and planned expansion in product categories. Our future success depends, to a significant extent, on our ability to recruit, train and retain qualified personnel, particularly technical, fulfillment, marketing and other operational personnel with experience in the online retail industry. Our experienced mid-level managers are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. The effective operation of our managerial and operating systems, customer service center and other back office functions also depends on the hard work and quality performance of our management and employees. Since our industry is characterized by high demand and intense competition for talent and labor, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. Labor costs in China have increased with China’s economic development, particularly in the large cities where our facilities locate. Rising inflation in China, which has had a disproportionate impact on everyday essentials such as food, is also putting pressure on wages. In addition, as we are still a young company, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all. If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including the competent authorities of Ministry of Commerce and the China Food and Drug Administration. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of retailing and distribution of food and nutritional supplements, including entry into these industries, the scope of permissible business activities, licenses and permits for various business activities, and foreign investment. We are required to hold a number of licenses and permits in connection with our business operation, including the Liquor Wholesale License and Food Operation License. We have in the past held and currently hold all licenses and permits described above.

As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding our conducting our business without the above mentioned approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. As the alcohol wholesale and retail industry is still evolving in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Huaxin has deposited social security premiums in full, and has opened a bank account and contributing housing provident funds as required. As for the social security premiums, Huaxin may be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities may impose a fine ranging from one to three times the amount of the amount in arrears. As for the housing provident fund, if Huaxin fails to go through the formalities to register or open the account within the prescribed time limit, a fine of not less than RMB10,000 nor more than RMB50,000 shall be imposed. If Huaxin fails to make the payment and deposit within the prescribed time limit, an application may be made to the people’s court for compulsory enforcement.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

As of the date of this prospectus, we leased an aggregate of approximately 2600 square meters of properties for our offices used for communication and development, customer service and management and our operations in general. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and such failure in relocating our affected operations could affect our business and operations.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our shares of Common Stock.

In connection with the audit of the consolidated financial statements as of and for the year ended June 30, 2018, PKF Littlejohn LLP identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Based upon an evaluation the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were not effective as of June 30, 2018 to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure. The principal basis for this conclusion is the lack of segregation of duties within our financial function and the lack of an operating Audit Committee, as well as the Company’s failure to engage sufficient resources in regards to our accounting and reporting obligations.

We have initiated remediation efforts focused on improving our internal control over financial reporting and to specifically address the control deficiencies that led to our material weaknesses. These efforts include the following:

●	Requiring all of the accounting personnel in the accounting department to take a minimum of 24 CPE credits annually with a focus on US GAAP and financial reporting standards. We also required the Chief Financial Officer to take a minimum of 40 CPE credits annually with a focus on US GAAP and financial reporting standards.

●	Implementing an internal review process over financial reporting to continue to improve our ongoing review and supervision of our internal control over financial reporting;

●	Implementing an ongoing initiative and training in the Company to ensure the importance of internal controls and compliance with the established policies and procedures are fully understood throughout the organization, and we plan to provide continuous U.S. GAAP knowledge training to relevant employees involved to ensure the performance of and the compliance with those procedures and policies.

We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not remediate the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective disclosure controls and procedures or effective internal control over financial reporting. Additionally, these material weaknesses could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected.

As a public company, we will be required to maintain adequate internal control over financial reporting and to report any material weaknesses in our internal control over financial reporting. SEC Regulation S-K requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on internal control over financial reporting. Regulation S-K also requires that our management report on internal control over financial reporting be attested to by our independent registered public accounting firm, to the extent we are no longer an emerging growth company. We do not expect our independent registered public accounting firm to attest to our management report on internal control over financial reporting while we are an emerging growth company.

We are in the process of evaluating our internal control over financial reporting required to comply with this obligation, and this process will be time consuming, costly and complicated. If we identify any additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Regulation S-K in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in our financial reports and the market price of our shares of Common Stock could be adversely affected.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on trademark, copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products, procedures and services. Other persons could copy or otherwise obtain and use our intellectual properties without authorization, or create intellectual properties similar to ours independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws in the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar intellectual property, duplicate our products and services or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We have not been in the past, but may be from time to time in the future, subject to legal proceedings and claims relating to the intellectual property rights of others. There may be third-party intellectual property that is infringed by our products, services or other aspects of our business. There could also be existing patents or other intellectual property rights of which we are not aware that our products may inadvertently infringe. We cannot assure you that holders of the relevant intellectual property rights purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such intellectual property rights against us in China, the United States or any other jurisdictions. In addition, we strive to closely monitor the products offered on our internet platform, and also require suppliers and third-party merchants to indemnify us for any losses we suffer or any costs that we incur in relation to the products we source from such suppliers or the products offered by such third-party merchants on our internet platform. However, we cannot be certain that these measures would be effective in completely preventing the infringement of trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. Further, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We believe our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt obligations and could result in operating and financing covenants that would restrict our operations. In addition, it is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

We have limited insurance coverage which could expose us to significant costs and business disruption.

We maintain certain insurance policies to safeguard against risks and unexpected events. We have purchased cargo transportation insurance covering our inventory in transit. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or product liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by natural disasters or the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, the influenza A (H1N1), H7N9 or other epidemics. Any of such occurrences could cause severe disruption to our daily operations, and may even require a temporary closure of our facilities. Such closures may disrupt our business operations and adversely affect our results of operations. Our operation could also be disrupted if our suppliers, customers or business partners were affected by such natural disasters or health epidemics.

Risks Related to Doing Business in China

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

After the Business Combination, we will be a holding company and all of the combined company’s operations will be entirely conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 6.9% in 2015 to 6.7% in 2016, 6.8% in 2017 and 6.6% in 2018. According to a recent State Information of China forecast, China’s economic growth rate in 2019 will slow to 6%-6.5%, its lowest since 1990. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the company’s products and may have a materially adverse effect on its business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region the combined company serves, which could materially adversely affect the combined company’s business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business the combined company may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

The combined company’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which the combined company must conduct its business activities. The combined company’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing the combined company’s business, or the enforcement and performance of the combined company’s arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 40 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect the combined company’s business. Consequently, neither Huaxin nor Oranco can predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Both Huaxin and Oranco’s businesses are subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way the combined company conducts its business and may negatively impact its financial results.

Both Huaxin and Oranco are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to their loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “Business — Government Regulations.” These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, both Huaxin and Oranco’s business activities and growth may be adversely affected if they do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from theirs taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If Huaxin and Oranco are found to be not in compliance with these laws and regulations, they may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on the combined company’s business operations and profitability.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a company incorporated in Nevada. After the Business Combination, substantially all of our operations will be conducted in China, and substantially all of our assets will be located in China. All of our current and proposed directors and officers reside in China, and substantially all of the assets of those persons are located outside of the United States. As a result, Zhonglun W&D Law Firm, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Zhonglun W&D Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Zhonglun W&D Law Firm has also advised us that in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

Dividends payable to our foreign investors and gains on the sale of our shares of Common Stock by our foreign investors may become subject to tax by the PRC.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries established outside of China are considered a PRC resident enterprise, holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and Business Combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Circular 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes Circular 698 and certain provisions of Circular 7. SAT Notice No. 37 further reduces the burden of the withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and SAT Notice No. 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and SAT Notice No. 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 7 and SAT Notice No. 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or and SAT Notice No. 37 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for all of our PRC subsidiaries.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. Since June 2010, the RMB has appreciated more than 10% against the U.S. dollar. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the yuan experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar-Chinese yuan currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years, on January 6, 2017, the reference rate was 0.9% up-regulated by the PRC government. However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of Common Stock, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect the combined company’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect the combined company’s business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the combined company to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that the combined company seek to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments on securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As our shares are listed on OTC Pink Market, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

SEC administrative proceedings against the China affiliates of multi-national accounting firms, and/or any related adverse regulatory development in the PRC, may result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five major accounting firms in China alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of these firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the Chinese Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings or initiates new proceedings against other firms, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our deregistration from the SEC, which would substantially reduce or effectively terminate the trading of our shares in the United States.

If our management following our Business Combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial Acquisition, our management will likely resign from their positions as officers or directors of the company and the management of the target business at the time of the Acquisition will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with these laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders named herein. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Introduction

In the discussion that follows, we have summarized selected provisions of our articles of incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our articles of incorporation and our bylaws. You should read our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized share capital consists of 50,000,000 shares of Common Stock. As of August 12, 2019, there were 41,948,748 shares of Common Stock issued and outstanding.

Common Stock

As dictated by our articles of incorporation, all shares of Common Stock have equal rights and privileges with respect to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. The articles of incorporation may only be amended by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote. A quorum of outstanding shares for voting on an amendment to the articles of incorporation shall not be met unless 51% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash) a general or special shareholder’s meeting should be called for such purpose, wherein all shareholders would be entitled to vote in person or by proxy. In the notice of such a shareholder’s meeting and proxy statement, the Company will provide shareholders complete disclosure documentation concerning a potential acquisition of merger candidate, including financial information about the target and all material terms of the acquisition or merger transaction.

As of August 12, 2019, there were 41,948,748 shares of Common Stock issued and outstanding.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades in the OTC Pink marketplace under the symbol “ORNC”. The OTC Pink marketplace is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTC Pink equity security generally includes any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our Common Stock as reported by the OTC Pink quotation service. These bid prices represent prices quoted by broker-dealers on the OTC Pink quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Fiscal Year 2019	High Bid	Low Bid
First Quarter	$0.55	$0.18
Second Quarter	$0.48	$0.61
Third Quarter	$0.69	$0.69
Fourth Quarter	$0.69	$0.69

Fiscal Year 2018	High Bid	Low Bid
First Quarter	$0.21	$0.21
Second Quarter	$1.0	$0.15
Third Quarter	$0.35	$0.22
Fourth Quarter	$0.295	$0.1

Fiscal Year 2017	High Bid	Low Bid
First Quarter	$0.425	$0.425
Second Quarter	$0.3	$0.3
Third Quarter	$0.3	$0.21
Fourth Quarter	$0.21	$0.21

Stockholders of Record

As of August 12, 2019 there were approximately 63 stockholders of record of our Common Stock.

Preferred Stock

The Company does not have any preferred stock, authorized or issued.

Warrants

There are currently no outstanding warrants.

Options

There are currently no outstanding options.

Dividends

The Company has not declared any cash dividends with respect to its Common Stock and does not intend to declared dividends in the foreseeable future. The future dividend policy of the Company cannot be ascertained with any certainty, and until the Company completes any acquisition, reorganization or merger, as to which no assurance may be given, no such policy will be formulated. There are no material restrictions limiting, or that are likely to limit, the Company’s ability to pay dividends on its Common Stock.

Securities authorized for issuance under equity compensation plans.

None; not applicable

Purchase of Equity Securities By the Issuer and Affiliated Purchasers.

None.

Transfer Agent and Registrar

Issuer Direct Corporation (formerly known as “Interwest Transfer Company, Inc.”) has been appointed as our transfer agent and registrar for our Common Stock. Its mailing address is 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117 and their phone number is 801-272-9294.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

SELLING STOCKHOLDERS

We are registering for the resale shares of our Common Stock held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledges, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following table presents information as of the date of this prospectus and sets forth:

●	the name of the selling stockholders;

●	the number of shares of our Common Stock that may be offered for resale for the account of the selling stockholder under this prospectus;

●	the number and percentage of shares of our Common Stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

●	the number and percentage of shares of our Common Stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The 7,389,808 shares of our Common Stock registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below consist of 7,389,808 shares that were issued in connection with the Share Exchange and held by holders of “restricted” shares under applicable law, in each case as described in the footnotes to the table below.

Any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. As indicated below, certain selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Selling Stockholders	Shares of Common Stock Included In Prospectus(3)	Shares Beneficially Owned Prior To Offering (1)(3)	Percentage of Shares Before Offering (1)	Shares Beneficially Owned After Offering (2)	Percentage of Shares After Offering (2)
Stephen Zhu	1,526,156	1,526,156	3.9%	0	0%
Zhen Huang	1,526,156	1,526,156	3.6%	0	0%
Chan Man Kuen	1,124,536	1,124,536	2.9%	0	0%
Lam Fung	1,124,536	1,124,536	2.7%	0	0%
Lam Man Hung	1,124,536	1,124,536	2.8%	0	0%
Wong Ying	963,888	963,888	2.5%	0	0%
Total	7,389,808	7,389,808	18.4%	0	0%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 41,948,748 shares of Common Stock outstanding as of the date of this prospectus.

(2)	Assumes that all securities registered will be sold.

(3)	Where applicable, the information hereby reflects a ten-for-one reverse stock split of our issued and outstanding shares of our common stock, and the corresponding adjustment of proposed maximum offering price per share of our common stock. Our common stock began trading on a reverse stock split-adjusted basis on The OTC Market on the opening of trading on August 7, 2019.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

REGULATIONS

PRC Laws and Regulations on Alcohol Wholesale

Huaxin is in the alcohol wholesale business, including Fenjiu liquor wholesale and imported wine wholesale, in China. Huaxin is subject to various existing and probable governmental regulations on its alcohol wholesale business.

According to the Regulations on Administration of Liquor of Shanxi Province which came into effect on January 1, 2000, entities or individuals who engage in liquor wholesale in Shanxi Province shall apply for Liquor Wholesale License. Huaxin has obtained the Liquor Wholesale License and such license will expire on December 31, 2021. Jinqiang has also obtained the Liquor Wholesale License and such license will expire on December 31, 2019. Also, Huaxin and Jinqiang are required to obtain the Food Operation License pursuant to the Administrative Measures for Food Operation Licensing which came into effect on November 17, 2017. Huaxin has obtained Food Operation License and such license will expire on August 31, 2022. Jinqiang has obtained Food Operation License and such license will expire on December 22, 2021. Nevertheless, Huaxin and Jinqiang may be subject to penalties by PRC regulatory authorities if the Liquor Wholesale License and Food Operation License is not timely renewed after expiration.

Currently, license for liquor wholesale is no longer required in nationwide level, but it is still required in some particular Provinces, such as Shanxi Province and Shanghai. In addition to Shanxi Province, the Company also sell liquor to other Provinces, namely Fujian, Ningxia, Gansu, Xinjiang, Beijing, Shanghai and Hebei Province. Liquor wholesale business of the Company is operated by its subsidiaries, Huaxin and Fenyang Jinqiang Wine Co., Ltd. (“Jinqiang”), both of which were established in Shanxi Province and have obtained wholesale licenses in Shanxi Province. According to our telephone consultation with the competent authorities in Beijing, Shanghai, Ningxia, Gansu and Hebei, no wholesale license is required for Huaxin or Jinqiang in such Provinces since Huaxin and Jinqiang were established in Shanxi Province and have already obtained wholesale licenses in Shanxi Province. In conclusion, no further wholesale license is required in other Provinces where the Company operates its business, unless the Company newly establish operating entity in such Provinces and license is still required for liquor wholesale business in such Provinces.

Regarding the imported wine business, pursuant to the Foreign Trade Law of the People’s Republic of China (Revised in 2016), a foreign trade operator engaged in import and export of goods shall register with competent local regulatory authorities in Shanxi Province that in charge of foreign trades; and pursuant to the Administrative Provisions of the Customs of the People’s Republic of China on the Registration of Customs Declaration Entities, consignors and consignees of imported and exported goods shall go through customs declaration entity registration formalities with their local Customs in accordance with the applicable provisions. Huaxin has completed the registration for a record as a foreign trade operator and has obtained Certificate of the Customs of the People’s Republic of China on the Registration of Customs Declaration Entities. The registration for a record as a foreign trade operator has no time limit; while the validity period for Certificate of the Customs of the PRC on the Registration of Customs Declaration Entities is two years and such certificate can be renewed before the expiration date. Nevertheless, Huaxin may be subject to penalties by PRC regulatory authorities if Huaxin fails to go through the modification formalities in the event of a change to any of its details registered with the competent governmental authorities including its name, nature, domicile and legal representative.

PRC Laws and Regulations on Environmental Protection

The Ministry of Ecology and Environment is responsible for the uniform supervision and control of environmental protection in the PRC. It formulates national environmental quality and discharge standards and monitors the PRC’s environmental system. Ecology and Environment bureaus at the county level and above are responsible for environmental protection within their areas of jurisdiction.

Pursuant to the Law on Environmental Impact Evaluation of the PRC promulgated on October 28, 2002 and effective from September 1, 2003, manufacturers must prepare and file an environmental impact report setting forth the impact that the proposed construction project may have on the environment and the measures to prevent or mitigate the impact for approval by the relevant PRC government authority prior to commencement of construction of the relevant project.

Pursuant to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on and effective from December 26, 1989, the environmental protection department of the State Council is in charge of promulgating national standards for environmental protection. The Environmental Protection Law requires any facility that produces pollutants or other hazards to incorporate environmental protection measures in its operations and establish an environmental protection responsibility system. Any entity that discharges pollution must obtain the Pollution Discharging License from the relevant environmental protection authority. Remedial measures for breaches of the Environmental Protection Law include a warning, payment of damages or imposition of a fine. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property, personal injuries or death.

Huanxin and its subsidiaries are not manufacturing, assembling or processing companies, thus are not subject to the PRC laws and regulations on environmental protection.

PRC Laws and Regulations on Intellectual Property Rights

Regulations on Trademarks

The Trademark Law of the PRC was adopted at the 24th meeting of the SCNPC on August 23, 1982. Three amendments were made on February 22, 1993, October 27, 2001 and August 30, 2013. The last amendment was implemented on May 1, 2014. The Regulations on the Implementation of the Trademark Law of the PRC were promulgated by the State Council of the People’s Republic of China on August 3, 2002, which took effect on September 15, 2002. It was revised on April 29, 2014 and became effective as of May 1, 2014. According to the Trademark Law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. We are currently holding 5 registered trademarks in China and enjoy the corresponding rights.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as latest amended on December 27, 2008, and effective from October 1, 2009 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010, there are three types of patent in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent and 10 years for utility model patent and design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

As of the date of this prospectus, we had obtained two patents for liquor-making devices that can change proofs of various liquors, both of which were registered in 2015. Our issued PRC patents will expire in 2025.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure.

As of the date of this prospectus, we do not have any domain name used for providing non-commercial internet-based information services.

PRC Laws and Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade- and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade- and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Circular No. 37 and Circular No. 13

Circular 37 was released by SAFE on July 4, 2014 and abolished Circular 75 which had been in effect since November 1, 2005. Pursuant to Circular 37, a PRC resident should apply to SAFE for foreign exchange registration of overseas investments before it makes any capital contribution to a special purpose vehicle, or SPV, using his or her legitimate domestic or offshore assets or interests. SPVs are offshore enterprises directly established or indirectly controlled by domestic residents for the purpose of investment and financing by utilizing domestic or offshore assets or interests they legally hold. Following any significant change in a registered offshore SPV, such as capital increase, reduction, equity transfer or swap, consolidation or division involving domestic resident individuals, the domestic individuals shall amend the registration with SAFE. Where an SPV intends to repatriate funds raised after completion of offshore financing to the PRC, it shall comply with relevant PRC regulations on foreign investment and foreign debt management. A foreign-invested enterprise established through return investment shall complete relevant foreign exchange registration formalities in accordance with the prevailing foreign exchange administration regulations on foreign direct investment and truthfully disclose information on the actual controller of its shareholders.

If any shareholder who is a PRC resident (as determined by the Circular No. 37) holds any interest in an offshore SPV and fails to fulfil the required foreign exchange registration with the local SAFE branches, the PRC subsidiaries of that offshore SPV may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities. The offshore SPV may also be restricted in its ability to contribute additional capital to its PRC subsidiaries. Where a domestic resident fails to complete relevant foreign exchange registration as required, fails to truthfully disclose information on the actual controller of the enterprise involved in the return investment or otherwise makes false statements, the foreign exchange control authority may order them to take remedial actions, issue a warning, and impose a fine of less than RMB 300,000 on an institution or less than RMB 50,000 on an individual.

Circular 13 was issued by SAFE on February 13, 2015, and became effective on June 1, 2015. Pursuant to Circular 13, a domestic resident who makes a capital contribution to an SPV using his or her legitimate domestic or offshore assets or interests is no longer required to apply to SAFE for foreign exchange registration of his or her overseas investments. Instead, he or she shall register with a bank in the place where the assets or interests of the domestic enterprise in which he or she has interests are located if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate domestic assets or interests; or he or she shall register with a local bank at his or her permanent residence if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate offshore assets or interests.

As of the date of this prospectus, all of our beneficial shareholders have completed registrations in accordance with Circular 37.

Circular 19 and Circular 16

Circular 19 was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015. According to Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises, meaning the monetary contribution confirmed by the foreign exchange authorities or the monetary contribution registered for account entry through banks, shall be granted the benefits of Discretional Foreign Exchange Settlement (“Discretional Foreign Exchange Settlement”). With Discretional Foreign Exchange Settlement, foreign capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau, or for which book-entry registration of monetary contribution has been completed by the bank, can be settled at the bank based on the actual operational needs of the foreign-invested enterprise. The allowed Discretional Foreign Exchange Settlement percentage of the foreign capital of a foreign-invested enterprise has been temporarily set to be 100%. The Renminbi converted from the foreign capital will be kept in a designated account and if a foreign-invested enterprise needs to make any further payment from such account, it will still need to provide supporting documents and to complete the review process with its bank.

Furthermore, Circular 19 stipulates that foreign-invested enterprises shall make bona fide use of their capital for their own needs within their business scopes. The capital of a foreign-invested enterprise and the Renminbi it obtained from foreign exchange settlement shall not be used for the following purposes:

●	directly or indirectly used for expenses beyond its business scope or prohibited by relevant laws or regulations;

●	directly or indirectly used for investment in securities unless otherwise provided by relevant laws or regulations;

●	directly or indirectly used for entrusted loan in Renminbi (unless within its permitted scope of business), repayment of inter-company loans (including advances by a third party) or repayment of bank loans in Renminbi that have been sub-lent to a third party; or

●	directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for foreign-invested real estate enterprises).

Circular 16 was issued by SAFE on June 9, 2016. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange capital items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis applicable to all enterprises registered in the PRC. Circular 16 reiterates the principle that an enterprise’s Renminbi capital converted from foreign currency-denominated capital may not be directly or indirectly used for purposes beyond its business scope or purposes prohibited by PRC laws or regulations, and such converted Renminbi capital shall not be provided as loans to non-affiliated entities.

Our PRC subsidiaries' distributions to their offshore parents are required to comply with the requirements as described above.

PRC Laws and Regulations on Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007 and became effective on January 1, 2008, and was later amended on February 24, 2017. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and became effective on January 1, 2008. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on December 8, 2006. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. The Notice on the Understanding and Identification of the Beneficial Owners in the Tax Treaty (the “Notice”) was promulgated by SAT and became effective on October 27, 2009. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

In April 2009, the Ministry of Finance, or MOF, and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In February 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, effective April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes Circular 698 and certain provisions of Circular 7. SAT Notice No. 37 reduces the burden of the withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the MOF on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling services of transportation, postal, basic telecommunications, construction and lease of immovable, selling immovable, transferring land use rights, selling and importing other specified goods including fertilizers; 6% for taxpayers selling services or intangible assets.

According to the Notice on the Adjustment to the Value-added Tax Rates issued by the SAT and the MOF on April 4, 2018, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by the SAT, the MOF and the General Administration of Customs on March 30, 2019 and took effective on April 1, 2019, which further adjusted the applicable tax rate for taxpayers making VAT taxable sales or importing goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

PRC Laws and Regulations on Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the Standing Committee of the NPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on August 27, 2009 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations. Huaxin and its subsidiary company have entered into written employment contracts with all the employees and performed their obligations under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and became effective on July 1, 2011, employers in the PRC shall provide their employees with welfare schemes covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, and occupational injury insurance. Huaxin has not deposited the social insurance fees in full for all the employees in compliance with the relevant regulations. Huaxin may be ordered by the social security premium collection agency to make or supplement contributions within a stipulated period, and shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears. Huaxin’s subsidiaries have deposited the social insurance fees as required by relevant regulations.

In accordance with the Regulations on Management of Housing Provident Fund, which were promulgated by the State Council on April 3, 1999 and last amended on March 24, 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Huaxin and its subsidiaries have not registered at the designated administrative centers and opened bank accounts for depositing employees’ housing funds. They also have not deposited employees’ housing funds. Huaxin and its subsidiaries may be ordered by the housing provident fund management center to complete the registration formalities, open bank accounts, make the payment and deposit within a prescribed time limit. Failing to register or open bank accounts at the expiration of the time limit could result in fines of not less than 10,000 yuan nor more than 50,000 yuan. And an application may be made to a people’s court for compulsory enforcement if payment and deposit has not been made after the expiration of the time limit.

INDUSTRY OVERVIEW

Chinese Fenjiu Liquor Market

We believe that the long-term demand for Chinese hard liquor, especially Fenjiu liquor, will continue to grow in China. The overall business environment has been optimistic, due to the continuous economic growth evidenced by the significant growth of Chinese nominal gross domestic product (“GDP”). This has led to an ever-increasing growth in China’s per capita expenditures on food, tobacco, and alcoholic beverages, indicating increased consumers’ disposable income and willingness to spend money on alcoholic beverages in general. According to the National Bureau of Statistics of China, the sales volumes of Chinese liquor in China has remained relatively flat between 2012 and 2016. Given the increasing purchasing power and improving living standards, the sales volume of Chinese liquor increased from 11,267.0 million liters in 2012 to 13,057.1 million liters in 2016, with a compound annual growth rate (“CAGR”) of 3.8%. Overall, we believe consumers are increasingly interested in drinking better quality liquor. We expect that with the Chinese consumers’ increasing purchasing power the consumption of Chinese liquor will shift to higher quality products and therefore the Chinese liquor market is expected to experience growth in the near future. According to the China Insights Consultancy (“CIC”) report, there are approximately 1,578 Chinese liquor producers in China with annual revenue above RMB 20 million in 2016. These producers are mainly located in the southwest, northeast and central China. Given the Chinese government’s implementation of policies designed to control and limit spending on “the three public consumptions”, namely overseas travel, receptions, and official cars, the high-end Chinese liquor market in China has undergone extensive restructuring since 2012.

Chinese government officials had a long history of using high-end liquors at reception events. However, in 2012, the Chinese governments implemented policies designed to control and limit spending on “the three public consumptions”, namely overseas travel, receptions, and use of government vehicles. Ripples of this anti-corruption campaign are felt beyond the high-end liquor industry, in sectors that heavily rely on China’s gifting culture and the lavish lifestyle of the privileged for growth. This extensive restructuring of Chinese liquor market caused by the anti-corruption campaign from Chinese government lasted for several years. As a result, the overall spending on high-end liquor market in China was limited and the sales volumes of Chinese high-end liquor has remained relatively flat until 2016. Nowadays, the structure of Chinese liquor market is stable again and has a steady growth supported by constant economic growth in China. Chinese consumers are expected to spend more on purchasing high-end liquors led by their increasing purchasing power.

Fenjiu Group and its subsidiaries are the sole suppliers of Fenjiu liquor in China. Fenjiu liquor has a relatively long history and is one of the world-famous Chinese liquor brands. Due to the Chinese government’s implementation of policies meant to control and limit spending on “the three public consumptions”, sales revenue in the Fenjiu liquor market have followed a downward trend since 2012. However, with increasing per capita incomes and rising demand for mid-to-high-range products, the Fenjiu liquor market started to rebound in 2015, the market has expanded in terms of sales revenue to reach RMB5,117.9 million in 2016. Shanxi Province is the main market of Fenjiu liquor. Approximately 55% of Fenjiu liquor sales revenue was achieved in Shanxi in 2016. It is expected that the sales revenue of Fenjiu liquor will reach a further RMB10,532.0 million in China by 2022, increasing at a CAGR of 12.8% between 2016 and 2022.

According to the CIC report, at the end of 2016, the total number of Fenjiu liquor distributors reached 987 in China. The Fenjiu liquor distribution market is highly competitive with no single distributor occupying a major share of the market.

There are relatively high entry barriers for new competitors in the Fenjiu liquor distribution market. First, it is important for new entrants to get an authorization from Fenjiu Group, which is the sole provider of Fenjiu liquor products in China, to distribute Fenjiu Group’s products. Fenjiu Group started placing stricter requirements on its distributors, including, for example, new sales target, proven experience in the industry, past cooperation with Fenjiu Group. Thus, it has become increasingly difficult for new players to enter the market. Fenjiu liquor enjoys widespread popularity in and around Shanxi Province, with markets in other parts of China being significantly smaller. It is therefore important for new entrants to have a pre-existing distribution network in certain regions of China in order to be successful. It remains risky for new entrants to enter into new areas where Fenjiu liquor is not yet fully established and where the distribution market is already saturated. Distributors range from mom-and-pop stores in Shanxi Province to larger companies with years of experience in the Fenjiu liquor industry, each competing for a fair share of the market. Intense competition arises between distributors within the same region, selling the same or different Fenjiu brands. Fenjiu liquor includes a variety of products, differing in terms of ABV, vintage, recipe, etc. Although there are no dominant varieties in the market, some are preferred by end consumers more than others. However, almost all of these popular varieties have already been taken up by exclusive distributors. Thus, new entrants might find it difficult to source popular products directly from Fenjiu Group or will be left to source them from existing distributors, which entails lower profit margins.

Chinese Wine Market

According to the International Organization of Vine and Wine, or OIV, the per capita wine consumption in China is much lower than the US average level between 2012 and 2016. After the reduction of “three public consumptions” in 2013, China’s per capita consumption showed a further decrease. However, the consumption pattern has changed and the wine consumption has grown into a mass consumption accompanied by a decrease in wine price. Compared with the world average consumption, China’s per capita wine consumption has been around one-third of the world’s average since 2010. The relatively low per capita wine consumption in China indicates great growth potential for China’s wine market in the future.

According to the CIC report, Chinese consumers should, between 2017 and 2022, develop the habit of drinking wine rather than other alcoholic beverages, wine consumption is considered a healthier option. In addition, the development of O2O platforms selling wine will most certainly facilitate the purchase of wine in China.

There are three market drivers for China’s wine market. Firstly, China’s per capita disposable income has been increasing rapidly mainly due to increasing wages. Rising disposable income translates into increasing purchasing power for Chinese people; it also means that Chinese people tend to focus more on their quality of life. As wine is considered in China as a premium product with some beneficial health effect, we believe that increasing purchasing power will stimulate the further growth of wine consumption. In addition, the characteristics associated with drinking wine, such as beautification and antioxidation, play an important role in contributing to its consumption, especially for female customers. Secondly, China’s urbanization rate has been improving greatly during the past decades and the Chinese government sets up the goal that the urbanization rate of China is set to reach 60% by 2020. With the further improvement of the urbanization rate in China, the retail sales market is experiencing a rapid growth in urban regions in China. Thirdly, there are favorable national and international policies for imported wine. According to bilateral trade agreements signed by the PRC government with New Zealand, Chile and Australia, imported goods from the three countries will benefit from low tariff rates, effective from 2019. According to those agreements, by 2019, these tariffs will be totally eliminated. This favorable policy should reduce the wine retailing price and hence contribute to a growth in sales.

DESCRIPTION OF BUSINESS

Company Background

Oranco is engaged in alcohol wholesale in China through its operating subsidiary, Fenyang Huaxin Wine Industry Development Co., Ltd. (“Huaxin”), a People’s Republic of China company located in Shanxi Province, that is 100% held by Fujian Jin’ou Trading Co., Ltd. We maintain our principal executive offices at One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006, United States. Our telephone number is (646) 759-3614.

We run a growing alcohol wholesale business guided by a core purpose: to promote premium alcoholic beverages to China’s population. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. We aim to achieve this purpose by catering to the ever-evolving customer tastes in alcohols through our creative marketing strategies and innovative product designs that target different age groups of China’s population. To that end, we have hired marketing talents who have decades of experience in effective alcohol brand building. As a result, we believe we have managed to respond to the demand for Chinese Fenjiu liquor and imported wines in the Chinese marketplace.

The popularity behind Chinese Fenjiu liquor is its unique combination of light alcohol fragrance and its soft and subtle sweetness. This combination has been one of the predominant taste preference amongst Chinese drinkers. Our Chinese Fenjiu liquor is a 53-proof clear spirit with a long lasting clean aftertaste. Our strategic partner, Shanxi Xinghuacun Fenjiu Group Alcohol Industry Development Zone Sales Co., Ltd. (“Fenjiu Group”), produces our Chinese Fenjiu product. Its brewing process is guided by the principle of “clean” and “pure”, and such standard is achieved by double fermentation and double distillation process in order to increase the yield of ethanol and expel any unfavorable flavors. The fermented grains, usually sorghum and barley, will be distilled; the distilled grains will be fermented once more; then the re-fermented grains will be distilled again.

Competition among different types of Chinese hard liquor is largely dependent on the brand recognition that was built upon decades of customer goodwill and unique marketing strategies. Fenjiu liquor is highly recognized amongst Chinese consumers. It has long been a common liquor choice for traditional Chinese festivities, thus enjoying a deep cultural recognition amongst Chinese drinkers.

We believe that Fenjiu liquor presents great business opportunities for us to utilize creative product designs and marketing strategies to attract Chinese consumers. Collaborating with the Fenjiu Group, the sole producer of Fenjiu liquor in China, we have been focusing on product design to convey a modern feel to our Fenjiu products while maintaining Fenjiu liquor’s historical elegance. We believe our designer packaging, symbolized by its bright coloring and prominently fat-bellied jars, stands out from our competitors’. With creative designs and stylized names, our registered trademarks, such as Dagangjiu (translated as “Big Jar Liquor”), are effective in capturing the attention of Chinese customers, young and old.

Established in 2017, we believe our imported wine distribution business has high growth potential as evidenced from the market prices of the imported wines from Spain and New Zealand, the two countries where we import most of our wine products from, in the current Chinese market. A great majority of competitive players have priced their 750mL bottles of wine imported from Spain and New Zealand well above RMB 200. This price falls within the premium range in the general Chinese wine market. Within the general Chinese wine market, the premium range enjoyed the highest year-on-year growth compared to other price tiers of wine in 2017. This pricing trend for premium wines is applicable to imported wine from Spain and New Zealand, which we believe will benefit our growth in 2019. Accordingly, our strategy is to continue pricing our imported wine products within the premium range levels to generate higher margins. Though marketing and branding are still integral parts of the wine business in China, wine sales are highly driven by the origin of the wines. Since Spain and New Zealand are considered prime origins for wine productions, our wine products will continue grab the attention of Chinese drinkers, ensuring the sustainable growth of our imported wine business.

We have strategically organized our wholesale and marketing channels. We sell directly to our six major distributors who then retail our products to over 300 storefronts and outlets. Even though we do not retail our products online, we believe the internet is a great way to market our products. Aside from promoting our products through traditional TV platforms, we have established our reputation on existing major Chinese e-commerce platforms such as Taobao.com and further enhanced our business goodwill through our marketing on online-to-offline (“O2O”), business-to-business (“B2B”) and business-to-consumer (“B2C”) platforms. We promote our Fenjiu liquors and imported wine through WeChat and other social media apps to strengthen our marketing efforts and to educate the general public on Chinese liquor tasting and history of Chinese Fenjiu liquors.

We believe that effective marketing strategies and creative product designs are two major contributing factors to our success. To improve and maintain the effectiveness of our marketing strategies, we have established integrated and collaborative processes to drive coordinated operations across our marketing efforts and sales. Our marketing strategies enable us to promote multiple sales concepts across two major alcohol categories, effectively attracting different age and cultural groups of the Chinese population. Our marketing plans are tailored to meet the evolving taste and demands of the Chinese customers. As a result, we believe that the Company’s innovative and highly-customized designs draw considerable public attention, which in turns is a contributing factor to the volume of our sales. We believe it is essential to improve the overall business sustainability through focusing on marketing strategies and creative product designs to support our success.

For the nine months ended March 31, 2019, we generated revenue of approximately 91.4% from Fenjiu liquor wholesale and approximately 8.6% from imported wine wholesale. For the nine months ended March 31, 2018, we generated revenue of approximately 85.3% from Fenjiu liquor wholesale and approximately 14.7% from imported wine wholesale. For the year ended June 30, 2018, we generated revenue of approximately 84.9% from Fenjiu liquor wholesale and approximately 15.1% from imported wine wholesale. For the year ended June 30, 2017, we generated revenue of approximately 89.9% from Fenjiu liquor wholesale and approximately 10.1% from imported wine wholesale. We have not experienced any seasonality in our business.

Business Strategy

Increasing our market share - We expect that consumers’ increasing awareness of our brand will lead to increased demand of our products. We intend to continue focusing on developing Chinese Fenjiu liquor and imported wine wholesale markets. Through creating new designs, expanding our marketing efforts, developing closer relationships with dealers, and building stable relationships with our major suppliers, we expect to expand our product lines and improve our brand awareness and customer loyalty to meet market demands and improve our sales performance.

Expansion of our sources of supply, productivity and sales network - To meet the increasing demand for imported wine and Chinese Fenjiu liquor, we will continue cooperating with major suppliers to ensure both the quantity and quality of our Chinese Fenjiu liquor and imported wine inventory. In addition to our present sales network, we expect to increase our investment in training our employees, updating our website and improving our client information managing system. Our goal is to build a high performance sales network with a very personal approach to our business partners.

Competitive Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with the competitive advantages in the marketplace that could differentiate us from our potential competitors:

Our Company has a high brand recognition in the Chinese Fenjiu liquor market

Our Fenjiu liquor is sold under the “Dagangjiu” brand and is one of the Chinese Fenjiu liquor market’s most popular brands. We have leveraged our business relationship with Fenjiu Group and relied on Fenjiu Group’s international fame to become one of the leading brands in international alcohol festivals. We believe that our brand’s strong recognition reinforces our existing customer goodwill in Shanxi province and beyond, providing us with a competitive advantage.

Our Marketing Team’s Extensive Experience and Superior Reputation in our Industry

We believe that our competitors’ marketing team cannot match our marketing experts’ extensive industry experience and their superior reputation. To some degree, our commercial campaigns are well accepted by consumer trends and resonate with potential liquor distribution partners.

Additionally, we believe our marketing expertise and design proficiency required to successfully attract new customers combined with our ability to generate a range of business concepts and capability to customize each sales opportunity according to customers’ need are advantages when competing in the Chinese Fenjiu market. Our expertise also allows us to successfully manage the numerous regional and cultural complexities involved in operating a traditional liquor business in China.

A Flexible Business Model

Our current business model is flexible. It can be adjusted to different products we sell and producers we sign cooperative agreements with. While operating a mix of marketing campaigns and business concepts under our own registered trademarks “Dagangjiu” and “Dagang Jiufang”, we entrust our liquor inventory to reputed large-scale producers. Currently, we are in a strategic partnership with Fenjiu Group.

Our current business strategy emphasizes on the marketing, packaging and distribution of Fenjiu liquor and imported wines. However, should we decide to change our business strategy catering to other popular liquor products such as Luzhou-flavor liquor and Maotai-flavor liquor, we can quickly adjust our marketing strategy and product packaging to meet customers’ evolving needs and preferences. Since our brand is well recognized and our current business model is based on flexible dealership, we can adjust our strategic partnerships to address new product preferences while maintaining our accumulated goodwill. This approach enables us to update marketing concepts and product mix at any time and allows us to be flexible in our marketing approach.

This flexible business model has contributed to the resilience of our business performance.

Service-driven and Cohesive Management Team

Our talented and dedicated senior management team has guided our organization through its expansion and, we believe, positioned us for continued growth. Additionally, our management team possesses extensive experience across a broad range of disciplines, including Chinese liquor marketing, sales, E-Commerce, finance, franchising and business management. Our management team embraces our core purpose to “promote premium alcoholic beverages to the Chinese population of all ages”. They are the promotors of our passionate and customer-oriented business culture, which is shared by our employees throughout our company. We believe our management team is service-driven and cohesive, focusing on the Company’s long-term business growth.

Principal Products

For the nine months ended March 31, 2019, we generated revenue of approximately 91.4% from Fenjiu liquor wholesale and approximately 8.6% from imported wine wholesale. For the nine months ended March 31, 2018, we generated revenue of approximately 85.3% from Fenjiu liquor wholesale and approximately 14.7% from imported wine wholesale. For the year ended June 30, 2018, we generated revenue of approximately 84.9% from Fenjiu liquor wholesale and approximately 15.1% from imported wine wholesale. For the year ended June 30, 2017, we generated revenue of approximately 89.9% from Fenjiu liquor wholesale and approximately 10.1% from imported wine wholesale. We have not experienced any seasonality in our business.

Fenjiu Liquor Wholesale

For our Fenjiu liquor wholesale business, we secure our strategic partnerships with dealers based on our market survey data, market positioning data, sales channels data, sales capabilities data and sales potential evaluation. We further evaluate dealers according to their geographical and administrative areas and categorize them into provincial, municipal and county agents. We establish cooperative relationships and strategic sales partnerships amongst dealers at different levels to further facilitate the sales of our products. We sale our Fenjiu liquor products directly to these dealers.

For our Fenjiu liquor wholesale business, we pay special attention to dealers with direct business access to retail stores and outlets. We sell our Fenjiu products with simple and bulk packaging to these dealers. The idea is to achieve larger profit margins through removing high-end designs and packaging, thus ensuring a relatively low price of our Fenjiu liquor products. Through this approach, we believe we can reach a greater number of Chinese customers who are attracted by the cost-effectiveness of our simple and bulk packaging products. We sell our simple and bulk packaging products to our targeted dealers who then directly resell these products to local retail stores and outlets.

Revenue generated from our Fenjiu liquor wholesale business accounted for 91.4% and 85.3%, respectively, of the total revenue derived from our general business in the nine months ended March 31, 2019 and 2018. Revenue generated from our Fenjiu liquor wholesale business accounted for 89.9% and 84.9%, respectively, of the total revenue derived from our general business in fiscal year 2017 and 2018.

Imported Wine Wholesale

For our imported wine wholesale business, we secure our strategic partnerships with dealers based on our market survey data, market positioning data, sales channels data, sales capabilities data and sales potential evaluation. We further evaluate dealers according to their geographical and administrative areas and categorize them into provincial, municipal and county agents. We establish cooperative relationships and strategic sales partnerships amongst dealers at different levels to further facilitate the sales of our products. We wholesale our imported wines directly to these dealers.

Revenue generated from our imported wine wholesale business accounted for 91.4% and 85.3%, respectively, of the total revenue derived from our general business in the nine months ended March 31, 2019 and 2018. Revenue generated from our imported wine wholesale business accounted for 10.1% and 15.1%, respectively, of the total revenue derived from our general business in fiscal year 2017 and 2018.

Competition

There is intense competition in the Chinese liquor market. As a result, customers face a tremendous number of choices when deciding which brand or product to choose from.

As of March 31, 2019, Fenjiu Group has nearly 1,000 multi-layered distributors that often serve as Fenjiu brand co-builders. Although the Fenjiu Group is now widely known as the only producer of Fenjiu throughout the market, intense competition in the wholesale market remains since Fenjiu liquor distributors will continue working to co-build and enhance their respective brand image alongside Fenjiu Group to capture market shares from their competitors. Distributors range from mom-and-pop stores in Shanxi Province to larger companies with years of experience in the Fenjiu liquor industry, each competing for a fair share of the market. Competition can be even more intense amongst the distributors within the same region.

The Chinese wine market is also very competitive. Our competitors such as wine producers, distributors or retailers conduct various marketing activities and pricing strategies in an effort to keep their market shares, which directly impact our sales, revenues, and profitability. We follow the market trend closely and adjust our own advertising, promotion, pricing and sourcing strategies accordingly. In addition, competitors in the Chinese wine market compete against us for regaining highly qualified marketing personnel and staff members.

In response to the intense competition in the Chinese liquor and wine markets, we have implemented a number of initiatives designed to expand our revenues. Our revenue enhancement initiatives include expanding our marketing efforts, developing new products, and working with start-up companies and bulk-sale customers directly to decrease our marketing costs.

Customers

Our customers are downstream distributors. We rely upon several of our large customers from whom we generate substantial revenue each year. The composition of our largest customers has changed from year to year. For the nine months ended March 31, 2019, six of our customers, Fuqing Jing Hong Trading Co., Ltd., Beijing Huaxin Rongfa Trading Co., Ltd., Shanxi Moneng Trading Co., Ltd., Fuzhou Jiuyitang Trading Co., Ltd., New Venus Trade (Fujian) Group Co., Ltd., and Shanghai Baiwang Trading Co., Ltd., accounted for approximately 13.6%, 12.3%, 12.2%, 10.7%, 10.6%, and 10.2% of Huaxin’s revenue, respectively. For the year ended June 30, 2018, five of our customers, Beijing Huaxin Rongfa Trading Co., Ltd., Fuqing Jing Hong Trading Co., Ltd., Shanghai Baiwang Trading Co., Ltd., New Venus Trade (Fujian) Group Co., Ltd. and Shanxi Moneng Trading Co., Ltd. represented approximately 16.3%, 16.2%, 11.5%, 11.2% and 10.6% of Huaxin’s revenue, respectively. For the year ended June 30, 2017, four of our customers, Fuqing Jing Hong Trading Co., Ltd., Beijing Huaxin Rongfa Trading Co., Ltd., New Venus Trade (Fujian) Group Co., Ltd. and Shanghai Baiwang Trading Co., Ltd. represented approximately 27%, 30%, 11% and 15% of Huaxin’s revenue, respectively. Huaxin currently engages its major customers with purchase agreements negotiated on an arm’s length basis. These purchase agreements customarily cover a one-year period and contain material subsections such as targeted customers’ selling goals, representation and warranties of the customers, rights and responsibility of the customers, pricing adjustment, logistics and shipping, payment methods, downstream management and dispute resolutions. While we believe that one or more of our major customers could account for a significant portion of our sales for at least the year 2020, we anticipate that our customer’s base will continue to expand and that in the future we will be less dependent on major customers.

Suppliers

We primarily rely upon a few main suppliers from whom we purchase our inventory each year. For the nine months ended March 31, 2019, three of our suppliers, Fenyang Xinxin Xiangrong Trading Co., Ltd., Shanxi Xinghuacun Liquor Group Wine Industry Development Zone Sales Co., Ltd. (also known as the “Fenjiu Group”), and Fenyang Xinghua Haokoufu Wine Industry Flagship Store, accounted for approximately 56%, 22% and 10% of our total supply purchases. For the year ended June 30, 2018, five of our suppliers, Shanxi Xinghuacun Liquor Group Wine Industry Development Zone Sales Co., Ltd., Fuzhou Tongshunda Trading Co., Ltd., Fenyang Xinghua Haokoufu Wine Industry Flagship Store, Shanxi Yuanquan Drinking Co., Ltd. and Shanxi Xinjin Merchants Wine Group Co., Ltd., accounted for 41%, 17%, 10%, 8% and 8% of our total supply purchases. For the year ended June 30, 2017, five of our suppliers, Shanxi Yuanquan Drinking Co., Ltd., Shanxi Wanli Wine Industry Sales Co., Ltd., Fuyang City Xinghua Haokoufu Wine Industry Flagship Store, Shanxi Xinjin Merchants Wine Group Co., Ltd. and Fuzhou Tongshunda Trading Co., Ltd. represented for 45%, 21%, 13%, 11% and 8% of the total supply purchases. All supplier contracts with large suppliers were entered from year to year on an arm’s length basis.

In general, we enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis. However, we have a strategic partnership with Fenjiu Group. Most recently, we entered into a partnership agreement with Fenjiu Group on June 30, 2017, pursuant to which Fenjiu Group has agreed to supply us with $4,379,850 worth of Fenjiu liquor during a three-year period from June 30, 2017 to June 29, 2020. We agreed to buy $4,379,850 worth of Fenjiu liquor using our best effort pursuant to this strategic partnership agreement, he underwriter has no obligation or commitment to purchase any securities. If the contract is renewed, the two parties must agree on the terms of contract cooperation for the next year before June 29 of each year and sign a cooperation contract for the next year. The foregoing description of the strategic agreement and the terms and conditions of such agreement is qualified in their entirety by the complete text of the strategic agreement, which is filed as hereto as Exhibit 10.2 (the “Partnership Agreement”) to this Form S-1 and is incorporated herein by reference.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. We do not rely on third-party licenses of intellectual property for use in our business.

As of the date of this prospectus, we had obtained two patents for liquor-making devices that can change proofs of various liquors, both of which were registered in 2015. Our issued PRC patents will expire in 2025. As of the date of this prospectus, we had registered 10 trademarks and had submitted 11 additional trademark applications. Our registered PRC trademarks will expire between 2024 and 2028 but can be renewed before the trademarks’ respective expiration date. As of the date of this prospectus, we do not have any registered domain names.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as the use of confidentiality agreement with our employees.

Research and Development

We are engaged, through our subsidiaries, in alcohol wholesale in China and currently focus on the sale of Chinese Fenjiu liquor and imported wines. In order to better guarantee the authenticity and origin of our premium products, on August 20, 2018 we entered into a contract with Guangzhou Silicon Technology Co., Ltd. to have Guangzhou Silicon Technology Co., Ltd. develop an anti-counterfeiting laser recognition proprietary system (the “System”) for us. Using blockchain technology, the System is expected to encrypt our premium products’ brewing information, transaction information, identification number and certificate information, producing unique labels that can then be attached to our liquor and wine bottles. Since blockchain ledgers are impermeable, and manipulation of existing ledgers is impractical, the authenticity and provenance of our premium products will be better protected. The adoption of the System is also expected to build greater goodwill and trust in our brand in the long term. We believe that by implementing the System, in a not so distant future, our customers will be able to base their transactions on the information encrypted on the labels, thus ensuring the authenticity and privacy of their purchases. We are currently in the internal testing stages of developing the System and cannot be certain how the use of the System will benefit or materially affect our business operations in the future.

Except for the aforementioned System, we do not have any other research and development effort in the past three years.

Employees

As of the date of this prospectus, we had 60 employees throughout our operations in 4 offices and 3 warehouses. None of our employees are covered by a collective bargaining agreement. We have not experienced any work stoppages. The following table sets forth the number of our employees by function as of the same date:

Functional Area	Number of Employees
Management	13
Financial Department	9
Marketing Department	31
Sales Department	3
Inventory Department	3
Driver	1
Total	60

As of August 12, 2019, all of our employees were located in Fenyang City, Shanxi Province, China.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against the Company. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

DESCRIPTION OF PROPERTY

Our headquarters are located at Building 22, Baihui Shoufu, Xinghuacun Town, Fenyang City, Shanxi Province, China, where we own the property with an aggregate floor area of approximately 1561.6 square meters. This includes Huaxin’s sales and marketing office, communication and business development office and our management and operations facilities.

Huaxin currently leases from Fenyang Baihui Real Estate Co., Ltd. on an arm’s length basis, approximately 50 square meters of office space at No.2, 1st Floor, Block A4, Baihui Shoufu, Xinghuacun Town, Fenyang City, Shanxi Province, China under a lease that expires on September 6, 2019 and can be renewed subject to mutual agreements by both parties.

Huaxin also currently leases from Taiyuan Xiangyu Enterprise Management Consulting Co. Ltd. on an arm’s length basis, approximately 100 square meters of office space at No.5, Unit 1, Building 2, No. 343, Fenyang Road, Xiaodian District, Taiyuan City, Shanxi Province, China under a lease that expires on November 9, 2019 and can be renewed subject to mutual agreements by both parties.

Huaxin also currently leasse from Shanxi Zhanpeng Metal Products Co., Ltd. on an arm’s length basis, approximately 1,000 square meters of office space at No. 2, South Hero Road, Fenyang City, Shanxi Province, China under a lease that expires on March 9, 2021 and can be renewed subject to mutual agreements by both parties.

Huaxin also currently leases from Ms. Jiangmei Guo on an arm’s length basis, approximately 140 square meters of office space at No. 1011, Unit 2, Unit 1, Wenxingyuan, Xiaodian District, Fenyang City, Shanxi Province, China under a lease that expires on December 8, 2019 and can be renewed subject to mutual agreements by both parties.

Huaxin also currently leases from Mr. Genshan Zhao on an arm’s length basis, approximately 60 square meters of office space at Room 915, Wufeng International, No. 11 Zhenxing Street, High-Tech Zone, Taiyuan City, Shanxi Province, China under a lease that expires on September 30, 2019 and can be renewed subject to mutual agreements by both parties.

Huaxin also currently leases from Mr. Jianhong Zhang on an arm’s length basis, approximately 50 square meters of office space at Room 903, 9th Floor, Wufeng International Building, High-tech Development Zone, Taiyuan City, Shanxi Province, China under a lease that expires on September 20, 2019 and can be renewed subject to mutual agreements by both parties.

In addition, Huaxin currently leases from Fenyang City Jiudu Xinhua Liquor Trading Center Co., Ltd. on an arm’s length basis, approximately 1,200 square meters of warehouse space at South District if Shudao Avenue, High-Speed Exit, Xinghua Village, Fenyang City, Shanxi Province, China under a lease that expires on January 11, 2020 and can be renewed subject to mutual agreements by both parties.

We believe that our current facilities are adequate and suitable for our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended June 30, 2018 and 2017 and for the nine months ended March 31, 2019 and 2018 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-looking Statements” on page 19.

Business Overview

We run a growing alcohol wholesale business guided by a core purpose: to promote premium alcoholic beverages to China’s population. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. We aim to achieve this purpose by catering to the ever-evolving customer tastes in alcohols through our creative marketing strategies and innovative product designs that target different age groups of China’s population. To that end, we have hired marketing talents who have decades of experience in effective alcohol brand building. As a result, we believe we have managed to respond to the demand for Chinese Fenjiu liquor and imported wines in the Chinese marketplace.

We believe that Fenjiu liquor presents great business opportunities for us to utilize creative product designs and marketing strategies to attract Chinese consumers. Collaborating with Fenjiu Group, the sole producer of Fenjiu liquor in China, we have been focusing on product design to convey a modern feel to our Fenjiu products while maintaining Fenjiu liquor’s historical elegance. We believe our designer packaging, symbolized by its bright coloring and prominently fat-bellied jars, stands out from those of our competitors. With creative designs and stylized names, our registered trademarks, such as Dagangjiu (translated as “Big Jar Liquor”), are effective in capturing the attention of Chinese consumers, young and old.

Established in 2017, we believe our imported wine distribution business has high growth potential as evidenced from the market prices of the imported wines from Spain and New Zealand, the two countries where we import most of our wine products from, in the current Chinese market. A great majority of our competitors have priced their 750mL bottles of wine imported from Spain and New Zealand well above RMB 200. This price falls within the premium range in the general Chinese wine market. Within the general Chinese wine market, the premium range enjoyed the highest year-on-year growth compared to other price tiers of wine in 2018. This pricing trend for premium wines is applicable to imported wines from Spain and New Zealand, which we believe will benefit our growth in 2019. Accordingly, our strategy is to continue pricing our imported wine products within the premium range levels to generate higher margins. Though marketing and branding are still integral parts of the wine business in China, wine sales are highly driven by the origin of the wines. Since Spain and New Zealand are considered prime origins for wine productions, we believe that our imported wine products will continue to attract the attention of Chinese consumers and promote the sustainable growth of our imported wine business.

Oranco, Inc., or the Company, was incorporated under the laws of the State of Nevada, on June 16, 1977. From 1977 until 1981 the Company was dormant and undertook no activities. Beginning in 1982 the Company explored the option of entering into a joint venture to develop a mercury mining property at Mercury Mountain, Nevada. As a part of these activities the Company, through the sale of its Common Stock, raised funds to engage the services of an independent mining engineer to prepare a report on the feasibility of the project. By late 1983 it had been determined that the project did not warrant any further investment. From that time until 1997 the Company’s activities concentrated on maintaining its corporate existence and looking for other opportunities for the Company. In May of 1997 new management was appointed, a shareholders’ meeting was held, amendments to the Company’s articles of incorporation were approved, and additional effort was made by new management to make the Company a viable merger candidate. These efforts included engaging the services of a certified Public Accounting firm to audit the Company’s financial statements, obtaining an opinion of counsel as to the tradability of the Company’s outstanding shares, preparation of the information required by Rule 15c2-11, and applying to the OTC Bulletin Board for trading on the medium.

By September of 1999, no viable acquisitions or merger candidates had been located for the Company and management became aware that the Company would be required to register its shares under the Securities Exchange Act of 1934 in order to maintain its stock on the OTC Bulletin Board. Management determined that the Company needed new management which might be better positioned to find a suitable acquisition or merger candidate and which would be in a position of funding the upcoming expenses of the Company. On September 1, 1999 management of the Company resigned and Claudio Gianascio was appointed as sole director and officer. On November 9, 1999 the Company sold 700,000 of its shares of Common Stock to Mr. Gianascio for $.05 per share, netting a total of $35,000. On November 18, 1999 the Company filed a registration statement on Form 10SB which became effective sixty days thereafter.

The Company had an initial authorized capital of $25,000 consisting of 100,000 shares of $0.25 par value Common Stock. On June 10, 1997 the shareholders approved an amendment to the articles of incorporation of the Company changing the authorized capital to 100,000,000 shares at a par value of $0.001 and providing for a 10 to 1 share forward split of the outstanding shares. The Articles of Amendment were filed with the State of Nevada on August 6, 1998.

In the summer of 2000, the Company completed a private placement of 2,500,000 units for which it received $250,000. Each unit consisted of one share of Common Stock; one “a” warrant giving the holder thereof the right to purchase, upon a minimum of 60 days prior notice of exercise, one share of Common Stock at $.10 per share within two years of the date of issuance; and one “b” warrant giving the holder thereof the right to purchase, upon a minimum of 60 days prior notice of exercise, one share of Common Stock at $.25 per share within two years of the date of issuance. Both “a” & “b” warrants expired without exercise.

On December 26, 2017, Million Success Business Limited, a British Virgin Islands corporation (“Buyer”) entered into a Share Purchase Agreement (“Purchase Agreement”) with the then largest shareholder of the Company, Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of the Company (“Seller”). Pursuant to the terms of the Purchase Agreement, the Seller sold to the Buyer all of his shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), or 38,121,530 shares of the Common Stock for $340,000 (such transaction, the “Share Purchase”). The Share Purchase closed on December 29, 2017.

At the closing of the Share Purchase, there was a change in our Board and executive officers. Mr. Claudio Gianascio, sole director, President, Treasurer and Secretary of the Company appointed Mr. Peng Yang to serve as sole director, President, Treasurer and Secretary of the Company, with such appointment effective on January 5, 2018, being ten days from the date the Information Statement on Schedule 14F-1 (the “Schedule 14F-1”) reporting the change in control as a result of the Share Purchase was mailed to all the stockholders of the Company. Mr. Gianascio resigned from all his positions with the Company effective on January 5, 2018.

On June 29, 2018, Oranco, Inc. completed and closed a share exchange (the “Share Exchange”) under a Share Exchange Agreement (the “Share Exchange Agreement”), entered into by and among by and among (i) Oranco, Inc.(“ORNC”); (ii) Reliant Galaxy International Limited, a British Virgin Islands company with limited liability ( “Reliant”); (ii) and the shareholders of Reliant (“Sellers”) pursuant to which Reliant became a wholly owned subsidiary of ours. Pursuant to the Share Exchange Agreement, ORNC acquired from the Sellers all of the issued and outstanding equity interests of Reliant in exchange for 349,296,000 newly-issued shares of Common Stock of the Company to Sellers, of which 28,000,000 were issued at the closing date of June 29, 2018, and the remaining 321,296,000 shares shall be issued at the completion of the increase of the Company’s authorized shares (the “Common Stock”). As a result of the Share Exchange, the Sellers, as the former shareholders of Reliant, became the controlling shareholders of the Company. The Share Exchange was accounted for under the business combination under common control of accounting.

On September 1, 2018, Fenyang Huaxin Spirit Development Co. Ltd., a subsidiary of the Company, acquired 20% equity interest in Guangzhou Silicon Technology Co., Ltd. a company established in the People’s Republic of China. The acquisition of 20% equity interest in Guangzhou Silicon Technology Co., Ltd. was accounted for as an interest in an associate.

As disclosed in the Form 8-K filed with the Securities and Exchange Commission on October 19, 2018, the Company entered into a business agreement with Guangzhou Silicon Technology Co., Ltd. on August 20, 2018 to have Guangzhou Silicon Technology Co., Ltd. develop an anti-counterfeiting laser recognition proprietary system using blockchain technology.

As disclosed in the Form 8-K filed with the Securities and Exchange Commission on August 7, 2019, the Company filed a Certificate of Change Pursuant to NRS 78.209 (the “Certificate of Amendment”) with the Secretary of State of Nevada to effect a ten-for-one reverse stock split of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Reverse Split). The Certificate of Change was filed on July 22, 2019 and the Reverse Split became effective on August 7, 2019, and the Common Stock began trading on a reverse stock split-adjusted basis on The OTC Market on the opening of trading on August 7, 2019. The trading symbol for Company’s common stock will remain as “ORNC”.

For the nine months ended March 31, 2019 compared with the nine months ended March 31, 2018

Results of Operations

	Nine Months Ended March 31,		Variance
	2019	2018	Amount	%
	(unaudited) RMB	(unaudited) RMB
Revenue	96,037,641	83,258,237	12,779,404	15.3%
Cost of sales	24,395,247	23,002,777	1,392,470	6.1%
Gross profit	71,642,394	60,255,460	11,386,934	18.9%
Selling and distribution expenses	3,020,324	3,338,043	(317,719)	(9.5)%
Administrative expenses	6,159,429	3,686,062	2,473,367	67.1%
Income from operations	62,462,641	53,231,355	9,231,286	17.3%
Other income	90,807	131,447	(40,640)	(30.9)%
Interest and other financial charges	41,238	1,768,720	(1,727,482)	(97.7)%
Income before income taxes	62,512,210	51,594,082	10,918,128	21.2%
Income taxes	16,024,012	12,623,911	3,400,101	26.9%
Net income	46,488,198	38,970,171	7,518,027	19.3%

Revenue

	Nine Months Ended March 31,				Variance
	2019	%	2018	%	Amount	%
	(unaudited) RMB		(unaudited) RMB
Sales of Fenjiu liquor products	87,738,861	91.4%	71,044,181	85.3%	16,694,680	23.5%
Sales of imported wine products	8,298,780	8.6%	12,214,056	14.7%	(3,915,276)	(32.1)%
Total Amount	96,037,641	100.0%	83,258,237	100.0%	12,779,404	15.3%

For the nine months ended March 31, 2019 and 2018, revenue generated from our Fenjiu liquor wholesale business was RMB87,738,861 and RMB71,044,181, respectively, which represented an increase of RMB16,694,680 or 23.5%. The increase of revenue generated from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products. Our brand identity has contributed to the success of our Fenjiu liquor wholesale business. Our brand positively affected our sales.

For the nine months ended March 31, 2019 and 2018, revenue generated from our imported wine wholesale business was RMB8,298,780 and RMB12,214,056, respectively, which represented a decrease of RMB3,915,276 or 32.1%. The Company adopted a strategy to focus on selling products with relatively higher profit margins and to reduce selling products with relatively lower profit margins. This accounts for the reduction in this revenue stream. The weightings on these products were different for the nine months ended March 31, 2019 and 2018. The overall sales was decreased.

Cost of Sales

	Nine Months Ended March 31,				Variance
	2019	%	2018	%	Amount	%
	(unaudited) RMB		(unaudited) RMB
Sales of Fenjiu liquor products	22,157,376	90.8%	19,242,361	83.7%	2,915,015	15.1%
Sales of imported wine products	2,237,871	9.2%	3,760,416	16.3%	(1,522,545)	(40.5)%
Total Amount	24,395,247	100.0%	23,002,777	100.0%	1,392,470	6.1%

For the nine months ended March 31, 2019 and 2018, cost of sales from our Fenjiu liquor wholesale business was RMB22,157,376 and RMB19,242,361, respectively, which represented an increase of RMB2,915,015 or 15.1%. The increase of cost of sales was mainly due to the increased sales volume.

For the nine months ended March 31, 2019 and 2018, cost of sales from our imported wine wholesale business was RMB2,237,871 and RMB3,760,416, respectively, which represented a decrease of RMB1,522,545 or 40.5%. The Company adopted a strategy to focus on selling products with relatively higher profit margins and to reduce selling products with relatively lower profit margins. This accounts for the reduction in this revenue stream. The weightings on these products were different for the nine months ended March 31, 2019 and 2018. The overall cost of sales was decreased.

Gross Profit

	Nine Months Ended March 31,				Variance
	2019	%	2018	%	Amount	%
	(unaudited) RMB		(unaudited) RMB
Sales of Fenjiu liquor products	65,581,485	91.5%	51,801,820	86.0%	13,779,665	26.6%
Sales of imported wine products	6,060,909	8.5%	8,453,640	14.0%	(2,392,731)	(28.3)%
Total Amount	71,642,394	100.0%	60,255,460	100.0%	11,386,934	18.9%

Gross profit from our Fenjiu liquor wholesale business increased by RMB13,779,665 or 26.6% for the nine months ended March 31, 2019, as compared to the same period of 2018. The Company increased sales volume of our products primarily due to the contribution of our brand identity. The overall gross profit contribution percentage of Fenjiu liquor wholesale business was so stable that 74.7% was recorded for the nine months ended March 31, 2019, as comparted to 72.9% for the same period of 2018.

Gross profit from our imported wine wholesale business decreased by RMB2,392,731 or 28.3% for the nine months ended March 31, 2019, as compared to the same period of 2018. The gross profit contribution percentage of imported wine wholesale business was 73.0% for the nine months ended March 31, 2019, as compared to 69.2%. for the same period of 2018. The increase represents that the Company adopted its strategy to focus on selling products with relatively higher profit margins and to reduce selling products with relatively lower profit margins.

Selling and Distribution Expenses

For the nine months ended March 31, 2019, our selling and distribution expenses were RMB3,020,324, representing a decrease of RMB317,719, or 9.5%, as compared to the same period of 2018. The decrease was primarily due to freight expense and packaging cost during the nine months ended March 31, 2019, as compared to the same period of 2018.

Administrative Expense

For the nine months ended March 31, 2019, our administrative expenses were RMB6,159,429, representing an increase of RMB2,473,367 or 67.1%, as compared to the same period of 2018. The increase was primarily due to salaries, foreign exchange differences and professional fees for share exchange of Reliant Galaxy International Limited.

Other Income

For the nine months ended March 31, 2019, our other income was RMB90,807, representing a decrease of RMB40,640 or 30.9%, as compared to the same period of 2018. The decrease was primarily due to the decreased write-back of other receivables.

Interest and Other Financial Charges

For the nine months ended March 31, 2019, our interest and other financial charges were RMB41,238 as compared to interest and other financial charges of RMB1,768,720 in the same period of 2018. The decrease in interest and other financial charges was primarily due to decreased bank borrowings.

Income Taxes

For the nine months ended March 31, 2019 and 2018, our income taxes increased by RMB3,400,101 or 26.9% to RMB16,024,012 for the nine months ended March 31, 2019 from RMB12,623,911 for the nine months ended March 31, 2018. The increase in the income taxes was primarily due to increased taxable income and higher tax disallowable expenses for the period indicated.

Liquidity and Capital Resources

Operating Activities

Operating activities generated RMB28,889,057 and RMB44,657,519 of cash in the nine months of 2019 and 2018, respectively. The decrease of RMB15,768,462 in 2019 was primarily a result of change in net operating assets in 2019 when compared with 2018.

Activity from trade receivables included a net decrease of RMB33,352,881 compared to a net decrease of RMB1,228,086 for the nine months ended 31 March 2019 and 2018, respectively.

Activity from deposits, prepayments and other receivables included a net increase of RMB11,945,528 compared to a net increase of RMB17,736,741 for the nine months ended 31 March 2019 and 2018, respectively.

Activity from receipts in advance, accruals and other payables included a net increase of RMB743,376 compared to a net decrease of RMB8,114,271 for the nine months ended 31 March 2019 and 2018, respectively.

Activity from current tax liabilities included a net increase of RMB2,598,923 compared to a net decrease of RMB2,148,514 for the nine months ended 31 March 2019 and 2018, respectively.

Investing Activities

Investing activities used RMB250,000 and RMB407,687 for the nine months ended 31 March 2019 and 2018, respectively.

Cash of RMB250,000 used for investing activities in 2019 was primarily related to the acquisition of the interest in an associate.

Cash of RMB407,687 used for investing activities in 2018 was primarily related to the payments for acquisition of property, plant, and equipment.

Financing Activities

Financing activities provided RMB2,250,000 for the nine months ended 31 March 2019 and used RMB27,000,000 for the first nine months ended 31 March 2018.

Cash of RMB2,250,000 provided in 2019 were primarily related to net proceeds of bank borrowings.

Cash of RMB27,000,000 used in 2018 were primarily related to net repayment of bank borrowings.

For the year ended June 30, 2018 compared with the year ended June 30, 2017

Results of Operations

	Years Ended June 30,		Variance
	2018 (audited) RMB	2017 (audited) RMB	Amount	%
Revenue	101,759,660	91,144,666	10,614,994	11.6%
Cost of sales	27,800,667	24,065,113	3,735,554	15.5%
Gross profit	73,958,993	67,079,553	6,879,440	10.3%
Selling and distribution expenses	5,477,457	2,521,950	2,955,507	117.2%
Administrative expenses	7,109,937	5,505,952	1,603,985	29.1%
Income from operations	61,371,599	59,051,651	2,319,948	3.9%
Other income	155,700	227,552	71,852	-31.6%
Interest and other financial charges	1,759,325	3,431,027	1,671,702	-48.7%
Income before income taxes	59,767,974	55,848,176	3,919,798	7.0%
Income taxes	15,095,681	14,121,343	974,338	6.9%
Net income	44,672,293	41,726,833	2,945,460	7.1%

Revenue

	Year Ended June 30,				Variance
	2018 (audited) RMB	%	2017 (audited) RMB	%	Amount	%
Sales of Fenjiu liquor products	86,358,407	84.9%	81,973,982	89.9%	4,384,425	5.3%
Sales of imported wine products	15,401,253	15.1%	9,170,684	10.1%	6,230,369	67.9%
Total Amount	101,759,660	100.0%	91,144,666	100.0%	10,614,994	11.6%

For the year ended June 30, 2018 and 2017, revenue generated from our Fenjiu liquor wholesale business was RMB86,358,407 and RMB81,973,982, respectively, which represented an increase of RMB4,384,425 or 5.3%. The increase in revenue generated from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the years ended June 30, 2018 and 2017, revenue generated from our imported wine wholesale business was RMB15,401,253 and RMB9,170,684, respectively, which represented an increase of RMB6,230,369 or 67.9%. The increase in revenue generated from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Cost of Sales

	Years Ended June 30,				Variance
	2018 (audited) RMB	%	2017 (audited) RMB	%	Amount	%
Sales of Fenjiu liquor products	23,250,121	83.6%	21,645,410	89.9%	1,604,711	7.4%
Sales of imported wine products	4,550,546	16.4%	2,419,703	10.1%	2,130,843	88.1%
Total Amount	27,800,667	100.0%	24,065,113	100.0%	3,735,554	15.5%

For the years ended June 30, 2018 and 2017, the cost of sales from our Fenjiu liquor wholesale business was RMB23,250,121 and RMB21,645,410, respectively, which represented an increase of RMB1,604,711 or 7.4%. The increase of cost of sales from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the years ended June 30, 2018 and 2017, the cost of sales from our imported wine wholesale business was RMB4,550,546 and RMB2,419,703, respectively, which represented an increase of RMB2,130,843 or 88.1%. The increase of cost of sales from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Gross Profit

	Years Ended June 30,				Variance
	2018 (audited) RMB	%	2017 (audited) RMB	%	Amount	%
Sales of Fenjiu liquor products	63,108,286	85.3%	60,328,572	89.9%	2,779,714	4.6%
Sales of imported wine products	10,850,707	14.7%	6,750,981	10.1%	4,099,726	60.7%
Total Amount	73,958,993	100.0%	67,079,553	100.0%	6,879,440	10.3%

Gross profit from our Fenjiu liquor wholesale business increased by RMB2,779,714 or 4.6% for the year ended June 30, 2018, as compared to the same period of 2017. The Company adopted its strategy to sell products with fairly stable profit margins that gross profit contribution percentage was 73.1% for the year ended June 30, 2018, as compared to 73.6% for the same period of 2017.

Gross profit from our imported wine wholesale business increased by RMB4,099,726 or 60.7% for the year ended June 30, 2018, as compared to the same period of 2017. The gross profit contribution percentage was 70.5% for the year ended June 30, 2018, as compared to 73.6% for the same period of 2017. The decrease in gross profit contribution percentage represented different product mix.

Selling and Distribution Expenses

For the year ended June 30, 2018, our selling and distribution expenses were RMB5,477,457, representing an increase of RMB2,955,507, or 117.2%, as compared to the same period of 2017. The increase was primarily due to increased advertising expenses, packaging expenses and salaries during the year ended June 30, 2018, as compared to the same period of 2017.

Administrative Expense

For the year ended June 30, 2018, our administrative expenses were RMB7,109,937, representing an increase of RMB1,603,985 or 29.1%, as compared to the same period of 2017. The increase was primarily due to professional fees in connection with share exchange with Reliant Galaxy International Limited.

Other Income

For the year ended June 30, 2018, our other income was RMB155,700, representing a decrease of RMB71,852 or 31.6%, as compared to the same period of 2017. The decrease was primarily due to the decreased interest income.

Interest and Other Financial Charges

For the year ended June 30, 2018, our interest and other financial charges were RMB 1,759,325 as compared to interest and other financial charges of RMB3,420,272 in the same period of 2017. The decrease in interest and other financial charges was primarily due to repayment of bank borrowings.

Income Taxes

For the years ended June 30, 2018 and 2017, the Company’s income taxes increased by RMB974,338 or 6.9% to RMB15,095,681 for the year ended June 30, 2018 from RMB14,121,343 for the year ended June 30, 2017. The increase in the Company’s income taxes was primarily due to increased taxable income of the Company for the year indicated.

Liquidity and Capital Resources

A summary of our changes in cash flows for the years ended June 30, 2018, 2017 and 2016 is provided below:

	As of June 30	As of June 30	As of June 30
	2018	2017	2016
	(audited) RMB	(audited) RMB	(audited) RMB
Net cash flows provided by (used in):
Cash generated from operating activities	47,292,147	18,910,609	(33,525,505)
Cash used in investing activities	5,408	(30,893)	(143,781)
Cash used in financing activities	(27,400,000)	(12,700,000)	32,950,000
Net increase (decrease) in cash and restricted cash	19,897,555	6,179,716	(719,286)
Cash and cash equivalents, beginning of the year	6,607,407	427,691	1,146,977
Cash and restricted cash, end of period	26,504,962	6,607,407	427,691

We use our operating cash flows to meet our cash requirements and liquidity needs.

Operating Activities

Net cash flows provided by or used in operating activities consist of net loss adjusted for non-cash expenses such as depreciation and amortization, bad debt expense, amortizations of debt issuance costs and beneficial conversion features, stock-based compensation, and accrued interest expense. Our operating assets and liabilities primarily consist of balances related to inventory purchases and accounts receivables. Operating assets and liabilities that arise from the inventory purchases and accounts receivables may fluctuate significantly from time to time depending on our inventory purchases and market behaviors.

Cash flows generated from operating activities were RMB 47.29 million as of June 30, 2018, RMB 18.91 million as of June 30, 2017, and negative RMB 33.53 million as of June 30, 2016. There has been an increase in cash flow of RMB 28.38 million from 2017 to 2018. There has been a significant increase in cash flow of RMB 52.44 million from 2016 to 2017. The primary reason for the increases in cash flows was increases in net income—there has been increases in net income of RMB 44.67 million in 2018, RMB 41.63 million in 2017 and RMB 9.59 million in 2016. There were many factors contributing to our increases in net income, however increased sales, increased gross margins, and increased ability to turn our inventory into cash are the primary factors that contributed to our increase in net income.

Investing Activities

Net cash generated from investing activities was RMB 5,408 as of June 30, 2018. Net cash used in investing activities was (RMB 30,893) as of June 30, 2017 and (RMB 143,781) as of June 30, 2016. For fiscal year 2018, the Company invested (RMB 401,305) in purchasing office spaces. The Company purchased computers and equipment of (RMB 30,893) in 2017 and (RMB 143,781) in 2016 for operational purposes. Net cash by investing activities was RMB 406,713 in 2018, consisted primarily of cash received in connection with the share exchange with Reliant Galaxy International Limited. No net cash generated from investing activities in 2017 and 2016.

Financing Activities

Net cash for investing activities in the fiscal year 2018 and 2017 consists of acquiring Jinqiang. We spent (RMB 0.4 million) in 2018 and (RMB 2.1 million) in 2017 on acquiring Jingqiang’s shares, and we eventually gained 100% control of Jinqiang on May 7, 2018. We were able to generate significant cash flows from our sales, which lowered our need for external financing. We were able to pay back bank loans of (RMB 27 million) in 2018 and (RMB 10.65 million) in 2017. We had financing activities of RMB 32.95 million that contributed to our net cash flows as of June 30, 2016.

Liquidity

Our net income was RMB 44.67 million as of June 30, 2018, RMB 41.63 million as of June 30, 2017 and RMB 9.59 million as of June 30, 2016. Our cash flow from business operations was RMB 47.29 million as of June 30, 2018, RMB 18.91 million as of June 30, 2017 and negative RMB 33.53 million as of June 30, 2018. Management believes that our increased sales caused the decreases in net loss and increases in cash flows.

Management is of the opinion that we have funds available to continue developing our products and capturing more market shares. Based on the Company’s current revenues and cash flows, management believes that we will be able to fund our development efforts through cash flow or external financing for the fiscal year 2019. However, there can be no assurances that the Company will be successful in developing new products or capturing larger market shares and the Company may need additional share capital issued over the next 12 months.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are listed below.

Name	Age	Position	Since
Peng Yang	26	Chief Executive Officer, Director, President and Secretary	01/05/2018
Sze Lok (Patrick) Wong	46	Chief Financial Officer	12/03/2018

A brief description of the background and business experience of our directors and executive officers for the past five years is as follows:

Mr. Peng Yang, age 26, has international business and management experience from his positions working with Huaxin, a company engaged in wine trading and Reliant Investment (Group) Limited, an investment company. He has served as the general manager assistant and overseas affairs manager of Huaxin since 2015 and as limited director of Reliant Investment (Group) Limited since 2016. Mr. Yang is a leading member of our management team who has experience in alcohol marketing. Mr. Yang holds a Bachelor’s degree of Engineering, with honors, from the University of Auckland in New Zealand in 2016.

Mr. Sze Lok (Patrick) Wong, age 46, has served as the CFO of Amax International Holdings Limited from October 2012 to present. From January 2007 to July 2012, Mr. Wang served as the Senior Manager of Crowe CPA Group. From January 2006 to December 2006, Mr. Wang served as the Head of Internal Audit Department of Intac International Company. Mr. Wang is a fellow of Institute of Chartered Accountants in England & Wales and is a Certified Information Systems Auditor of Information Systems Audit and Control Association. He received his Bachelor of Accountancy with honors from Hong Kong Polytechnic University. He received his Master of Management from Macquarie Graduate School of Management.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller which was attached as Exhibit 99.1 to the March 29, 2004 10KSB for the period ended 12/31/2003.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meetings. All communications from stockholders are relayed to the members of the Board of Directors.

Board Committees

We do not have any independent directors on our Board of Directors. Our Board of Directors currently has one director, Mr. Peng Yang, who is also our Chief Executive Officer and is therefore not independent. Our Board of Directors does not have any committees, as companies whose securities are quoted on the OTC Pink are not required to have board committees. However, if, at such time in the future, we appoint independent directors to our Board of Directors, we expect to form the appropriate board committees.

We currently do not have a standing audit, nominating or compensation committee. Our Board of Directors handles functions that would otherwise be handled by each such committee. We believe that there is not a need for a nominating committee at this time because our Board of Directors consists of solely one director who is not independent.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

No current or prior officer or director has received any remuneration or compensation from the Company in the past three fiscal years, nor has any member of the Company’s management been granted any option or stock appreciation right. Accordingly, no tables relating to such items have been included within this Item. Besides Sze Lok (Patrick) Wong, none of our employees is subject to a written employment agreement. None of our officer has received a cash salary since our founding. The Company has no agreement or understanding, express or implied, with any director, officer or principal stockholder, or their affiliates or associates, regarding compensation in the form of salary, bonuses, stocks, options, warrants or any other form of remuneration, for services performed on behalf of the Company. Nor are there compensatory plans or arrangements, including payments to any officer in relation to resignation, retirement, or other termination of employment, or any change in control of the Company, or a change in the officer’s responsibilities following a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of August 12, 2019, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Peng Yang (2) (3) One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006	32,207,945	76.78%
Sze Lok (Patrick) Wong	0	0%
One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006
All directors and executive officers as a group (2 persons)	32,207,945	76.78%

(1)	Percentage is calculated based on 41,948,748 shares of Common Stock issued and outstanding as of August 12, 2019.
(2)	Includes 5,312,153 shares of Common Stock held of record by Million Success Business Limited, an entity controlled by Peng Yang, our CEO.
(3)	Where applicable, the information hereby reflects a ten-for-one reverse stock split of our issued and outstanding shares of our common stock, and the corresponding adjustment of proposed maximum offering price per share of our common stock. Our common stock began trading on a reverse stock split-adjusted basis on The OTC Market on the opening of trading on August 7, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The Company had the following related party balances as of June 30, 2018 and 2017:

	June 30, 2018 (Audited)	June 30, 2017 (Audited)
Revenue generated from related party	14,359,832	25,110,022
Interest income from director	-	214,046
Trade receivables from related party	-	15,000,875

	July 1, 2016	Settlement	Repayment	New Loans	June 30, 2017
Amount due to director	(13,395,233)	-	-	-	(13,395,233)
Amount due from director	16,642,476	(178,277)	(4,650,000)	-	11,814,199
Net amount due from/(to) director	3,247,243	(178,277)	(4,650,000)	-	(1,581,034)

	July 1, 2017	Settlement	Repayment	New Loans	June 30, 2018
Amount due to director	(13,395,233)	-	-	(95,976,484)	(109,371,717)
Amount due from director	11,814,199			1,326,150	13,140,349
Net amount due to director	(1,581,034)	-	-	(94,650,334)	96,231,368

	June 30, 2018	June 30, 2017

Revenue	14,359,832	25,110,022
	14,359,832	25,110,022

As of March 31, 2019, the Company had an amount of RMB 96,676,656 due to Mr. Peng Yang, our director and CEO.

As of June 30, 2018, the Company had an amount of RMB 13,140,349 due from Mr. Peng Yang, our director, and an amount of RMB 109,371,717 due to Mr. Peng Yang. During the year ending June 30, 2017, the Company had an amount of RMB 11,814,199 due from Mr. Peng Yang and an amount of RMB 13,395,233 due to Mr. Peng Yang. The Company’s loan due to Mr. Peng Yang does not bear interest and are due on demand. These amounts due to and due from Mr Peng Yang are eligible to net off against each other.

As of June 30, 2018, the Company recognized an amount of RMB 14,359,832 as revenue generated from trade transactions with Fuqing Jing Hong Trading Co., Ltd, the director of which is a family member of Mr. Yang, a former director of the Company, who resigned on June 28, 2018. During the year ending June 30, 2017, the Company recognized an amount of RMB 25,110,022 as revenue generated from trade transactions with Fuqing Jing Hong Trading Co., Ltd. Management is of the opinion that these related party transactions were conducted in the normal course of business of the Company with standard sales terms and conditions.

During the year ending June 30, 2017, the Company was owed an amount of RMB 15,000,875 as trade receivables from Fuqing Jing Hong Trading Co. The Company does not have any trade receivable that can be recognized as related transactions as of June 30, 2018. Management is of the opinion that these related party transactions were conducted in the normal course of business of the Group with standard sales terms and conditions.

We currently have a policy in place for dealing with related party matters.

Director Independence

Our Common Stock is listed on the OTC Market Inc. OTC Pinks inter-dealer quotation systems, which does not have director independence requirements.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us Hunter Taubman Fischer & Li LLC as counsel to the Company. Certain legal matters as to PRC law will be passed upon for us by Zhonglun W&D Law Firm.

EXPERTS

The consolidated financial statements for each of the years ended June 30, 2018 and 2017, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of PKF Littlejohn LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of PKF Littlejohn LLP is located in 1 Westferry Circus, Canary Wharf, London, E14 4HD.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the Common Stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

ORANCO, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ORANCO, INC.

CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED MARCH 31, 2019

ORANCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Chinese Renminbi)

	(unaudited)
	March 31, 2019	June 30, 2018
ASSETS:
Current assets
Cash and cash equivalents	57,394,020	26,504,962
Trade receivables	67,286,738	33,933,857
Inventories	7,671,629	7,346,549
Deposits, prepayments and other receivables	21,304,062	33,249,590
Prepaid land lease	109,680	109,680
	153,766,129	101,144,638

Non-current assets
Investment in an associate	1,000,000	-
Property, plant and equipment	3,132,158	3,296,146
Prepaid land lease	4,827,160	4,909,420
	8,959,318	8,205,566
Total assets	162,725,447	109,350,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	144,093	44,636
Receipts in advance, accruals and other payables	6,633,402	5,140,025
Amount due to Director	11,894,851	96,231,368
Current tax liabilities	5,527,130	2,928,207
Bank borrowings	2,250,000	-
	26,449,476	104,344,236

Non-current liability
Amount due to director	84,781,805	-

Shareholders’ equity

Number of authorized shares with par value US$0.001	100,000,000	100,000,000
Number of issued and outstanding shares	98,191,480	98,191,480
Number of fully paid shares to be issued	321,296,000	321,296,000

Share capital	638,708	638,708
Fully paid shares to be issued	2,126,520	2,126,520
Retained earnings	48,728,938	2,240,740
Equity attributable to equity holders of the Company	51,494,166	5,005,968
Non-controlling interest	-	-
Total shareholders’ equity	51,494,166	5,005,968
Total liabilities and shareholders’ equity	162,725,447	109,350,204

The accompanying notes are an integral part of the financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Chinese Renminbi)

	(unaudited) Three months ended March 31,		(unaudited) Nine months ended March 31,
	2019	2018	2019	2018

Revenue	32,654,876	26,085,393	96,037,641	83,258,237

Cost of sales	8,801,480	6,914,306	24,395,247	23,002,777
Selling and distribution expenses	884,727	1,010,459	3,020,324	3,338,043
Administrative expenses	1,338,458	769,741	6,159,429	3,686,062
	11,024,665	8,694,506	33,575,000	30,026,882

Other income	32,471	11,289	90,807	131,447
Interest and other financial charges	7,198	9,395	41,238	1,768,720
Income before income taxes	21,655,484	17,392,781	62,512,210	51,594,082

Income taxes	5,432,298	4,775,792	16,024,012	12,623,911
Net Income	16,223,186	12,616,989	46,488,198	38,970,171

Attributable to:
Equity holders of the Company	16,223,186	12,205,233	46,488,198	37,862,781
Former non-controlling interests	-	411,756	-	1,107,390
	16,223,186	12,616,989	46,488,198	38,970,171

Earnings per share:
Basic and diluted earnings per share	0.04	2.86	0.11	8.87

The accompanying notes are an integral part of the financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)

(Chinese Renminbi)

	Share capital	Shares to be issued (Note a)	Additional paid-in capital	Retained Earnings	Attributable to the Company	Non-controlling interests	Total shareholders’ Equity
Balance at December 31, 2017	27,775	-	(27,774)	77,910,983	77,910,984	3,578,390	81,489,374
Total comprehensive income for the year	-	-		12,205,233	12,205,233	411,756	12,616,989

Balance at March 31, 2018	27,775	-	(27,774)	90,116,216	90,116,217	3,990,146	94,106,363
Balance at December 31, 2018	638,708	2,126,520	-	32,505,752	35,270,980	-	35,270,980
Total comprehensive income for the year	-	-	-	16,223,186	16,223,186	-	16,223,186

Balance at March 31, 2019	638,708	2,126,520	-	48,728,938	51,494,166	-	51,494,166

	Share capital	Shares to be issued (Note a)	Additional paid-in capital	Retained Earnings	Attributable to the Company	Non-controlling interests	Total shareholders’ Equity
Balance at June 30, 2017	27,775	-	(27,774)	52,253,435	52,253,436	2,882,756	55,136,192
Total comprehensive income for the year	-	-		37,862,781	37,862,781	1,107,390	38,970,171

Balance at March 31, 2018	27,775	-	(27,774)	90,116,216	90,116,217	3,990,146	94,106,363
Balance at June 30, 2018	638,708	2,126,520	-	2,240,740	5,005,968	-	5,005,968
Total comprehensive income for the year	-	-	-	46,488,198	46,488,198	-	46,488,198

Balance at March 31, 2019	638,708	2,126,520	-	48,728,938	51,494,166	-	51,494,166

The accompanying notes are an integral part of the financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Chinese Renminbi)

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018
Operating activities
Net income	46,488,198	38,970,171
Adjustments to reconcile net income to cash generated from operating activities:
Depreciation and amortization	246,248	255,635
Changes in working capital:
Inventories	(325,080)	16,238
Trade receivables	(33,352,881)	(1,228,086)
Deposits, prepayments and other receivables	11,945,528	17,736,741
Trade payables	99,457	410,493
Receipts in advance, accruals and other payables	743,376	(8,114,271)
Current tax liabilities	2,598,923	(2,148,514)
Amount due to Director	445,288	(1,240,888)
Cash generated from operating activities	28,889,057	44,657,519

Investing activities
Acquisition of interest in an associate	(250,000)	-
Payments for acquisition of property, plant and equipment	-	(407,687)
Cash used in investing activities	(250,000)	(407,687)

Financing activities
Repayment of bank borrowings	-	(27,000,000)
Proceeds of bank borrowings	2,250,000	-
Cash used in financing activities	2,250,000	(27,000,000)

Increase in cash and cash equivalents	30,889,057	17,249,832
Cash and cash equivalents, beginning of the period	26,504,962	6,607,407
Cash and cash equivalents, end of the period	57,394,019	23,857,239

Supplemental disclosure of cash flows information
Cash paid during the year for interest	(34,040)	(1,768,720)
Cash paid during the year for income taxes	(13,427,680)	(10,475,397)

The accompanying notes are an integral part of the financial statements.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)	Description of Business

Oranco, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on June 16, 1977. The Company has been in the business of the development of mineral deposits. During 1983 all activities were abandoned, and the Company had remained inactive until June 29, 2018 when it acquired the business of Reliant Galaxy International Limited (“Reliant”). The Company and its subsidiaries (the “Group”) are principally engaged in the trading of spirits in the People’s Republic of China (the “PRC”).

As disclosed in the Form 8-K filed with the Securities and Exchange Commission on October 19, 2018, the Company entered into a business agreement with Guangzhou Silicon Technology Co., Ltd. on August 20, 2018 to have Guangzhou Silicon Technology Co., Ltd. develop an anti-counterfeiting laser recognition proprietary system using blockchain technology.

Details of the subsidiaries are set out in note 20 to the consolidated financial statements.

(b)	The basis of consolidation and presentation

The Consolidated Financial Statements include the Financial Statements of Oranco, Inc. and the Financial Statements of its wholly-owned subsidiaries.

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The accompanying financial statements have been prepared in accordance with the U.S. generally accepted accounting principles or GAAP. The Company operates in one reportable segment and solely within the PRC. Accordingly, no segment or geographic information has been presented.

Non-controlling interests are shown as a component of shareholders’ equity on the consolidated balance sheet and the share of the net income attributable to non-controlling interests is shown as a component of net income in the consolidated statements of operations.

Business Combinations

The acquisition of other subsidiaries that meet the criteria for business combinations is accounted for using the acquisition method of accounting. The consideration transferred for the acquisition is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred.

Any contingent consideration to be transferred by the Group are recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized, either in the Statement of Operations or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity. Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the identifiable net assets acquired and liabilities assumed.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(c)	Financial instruments

Financial instruments of the Group primarily consist of cash and cash equivalents, trade receivables, deposits, prepayments and other receivables, prepaid land lease, trade payables, receipts in advance, accruals and other payables, and bank borrowings. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

The Group has no derivative financial instruments.

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(e)	Revenue recognition

The Group’s revenues are derived from sales of products recorded net of value added tax (“VAT”). Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the products has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria are related to each of the following major revenue generating activities described below.

(i)	Revenue from the sale of goods is recognized when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership nor effective control over the goods sold. This is usually taken as the time when the goods are delivered and the customers have accepted the goods.

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, on July 1, 2018. The Company recognizes revenue when (or as) services are transferred to clients. Revenue is recognized based on the amount of consideration that management expects to receive in exchange for these services in accordance with the client. To determine the amount and timing of revenue recognition, the Company must (1) identify the contract with the client, (2) identify the performance obligations in the contracts, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the Company satisfies a performance obligation.

(ii)	interest income is recognized on an accrual basis using the effective interest method.

(f)	Trade receivables and allowance for doubtful accounts

Trade receivables are stated at the amount the Group expects to collect. The Group maintains allowances for doubtful accounts for estimated losses. Management considers the following factors when determining the collectability of specific accounts: historical experience, creditworthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. Allowance for doubtful accounts is made and recorded into general and administrative expenses based on the aging of trade receivables and on any specifically identified receivables that may become uncollectible. Trade receivables which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company takes a write off of the account balances when the Company can demonstrate all means of collection on the outstanding balances have been exhausted. There is no allowance for doubtful accounts in these consolidated financial statements.

(g)	Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The components of inventories include raw materials, processing cost of finished goods and purchase cost of products. The Group routinely evaluate the net realizable value of the inventories in light of current market conditions and market trends and record a write-down against the cost of inventories should the net realizable value falls below the cost.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(h)	Property, plant and equipment and depreciation

Property, plant and equipment are carried at cost less accumulated depreciation and any recorded impairment. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Category	Estimated useful life	Estimated residual values
Building	20 years	0-10%
Computer and office equipment	3 years	0-10%

Repairs and maintenance are expensed as incurred and asset improvements are capitalized. Consideration is given at each balance sheet date to determine whether there is any indication of impairment of the carrying amounts of the property, plant and equipment. The indication could be an unfavorable development of a business or severe economic slowdown as well as reorganization of the operation. In assessing value in use, the estimated future cash flows are discounted to their present value, based on the time value of money and the risks specific to the country where the assets are located.

(i)	VAT and VAT refund

VAT on sales is charged at 17% on revenue from product sales and is subsequently paid to the PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is recognized in other payables, and the excess of input VAT over output VAT is recognized in other receivables in the consolidated balance sheets.

(j)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(k)	Foreign currency translation

Substantially all of the Group’s operations are conducted in China and as a result, the functional and reporting currency of the Group is the Chinese Renminbi.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Transactions in currencies other than the functional currency are converted into the functional currency at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the consolidated statements of operations.

In translating the financial statements of the Company’s subsidiaries outside the PRC into the reporting currency, assets and liabilities are translated from the subsidiaries’ functional currencies to the reporting currency at the exchange rate at the balance sheet date. Equity amounts are translated at historical exchange rates; revenues, expenses, and other gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income/(loss) in the consolidated statements of operations. During 2018 and 2017, such translation adjustments were not material.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(l)	Income taxes

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively.

On December 22, 2017, the United States enacted TCJA which instituted fundamental changes to the taxation of multinational corporations, including a reduction the U.S. corporate income tax rate to 21% beginning in 2018. The TCJA also requires a one-time transition tax on the mandatory deemed repatriation of the cumulative earnings of the Company’s foreign subsidiary as of December 31, 2017. To determine the amount of this transition tax, the Company must determine the amount of earnings generated since inception by the relevant foreign subsidiary, as well as the amount of non-U.S. income taxes paid on such earnings, in addition to potentially other factors. The Company acquired the foreign operations on 29 June 2018, hence the Company does not have any qualifying earnings or profits from its foreign subsidiary under the transition tax calculation thus no transition tax is payable.

(m)	Fair value measurement

The Group defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group’s financial instruments include cash and cash equivalents, term deposits, trade and other receivables, and trade and other payables. The Group considers the carrying amounts approximate fair value because of the short maturity of these financial instruments.

(n)	Business combinations

In a business combination achieved in stages, the Group remeasures its previously held equity interest in the acquire immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in earnings.

(o)	Transactions between entities under common control

When accounting for a transfer of assets or exchange of shares between entities under common control of the Group, the carrying amounts of the assets and liabilities transferred shall remain unchanged subsequent to the transaction, and no gain or loss shall be recorded in the Group’s consolidated statements of operations.

(p)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(q)	Adoption of new accounting standards

On July 1, 2018, we adopted ASU No. 2014-09, “Revenue from Contracts with Customers” and the related amendments using the modified retrospective method. The adoption of ASC 606 had no impact on total reported revenues, costs and net income.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations: Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. The Company adopted this standard on July 1, 2018 and will apply the standard to any future business combinations.

The adoption of the standard in the consolidated financial statements for the financial year ended June 30, 2019 will have no significant impact to the provision for income taxes and will have no impact to the net cash used in, or generated by, operating, investing, or financing activities in the Group’s consolidated statements of cash flows.

(r)	Recently issued accounting pronouncements not yet adopted

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. The standard provides new authoritative guidance addressing eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain transactions are presented and classified in the statement of cash flows. The standard is effective for the Group in the first quarter of the fiscal year 2019. The Company does not expect the adoption of this standard to have a significant impact on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases. The standard increases transparency and comparability among organizations by requiring companies to recognize leased assets and related liabilities on the balance sheet and disclose key information about leasing arrangements. This standard is effective for the Group in the first quarter of the fiscal year 2020. The Group is evaluating the impact the adoption of this standard will have on its consolidated financial statements.

The Group is finalizing the impact of the standard on its consolidated financial statements and disclosures, as well as changes to its systems, processes, and internal controls. The Company’s preliminary assessments are subject to change.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

2.	REVENUE AND OTHER INCOME

Revenue represents the invoiced spirits products sold to the external customers less discounts, returns, and surcharges.

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Revenue	96,037,641	83,258,237
Other income	90,807	131,447
	96,128,448	83,389,684

All revenue is derived in China.

A concentration analysis of the revenue is as follows:

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Customer A	13%	19%
Customer B	12%	19%
Customer C	12%	11%
Customer D	11%	11%
Customer E	11%	10%
Customer F	10%	8%
Others	32%	21%
	100%	100%

An analysis of other income is as follows:

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Bank interest income	58,336	42,658
Written back of other payables	-	77,500
	58,336	120,158

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

3.	SELLING AND DISTRIBUTION EXPENSES

The following expenses are included in the selling and distribution expenses:

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Freight	16,209	36,303
Packaging cost	147,716	931,652
	163,925	967,955

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	March 31, 2019	June 30, 2018

Computer and office equipment	268,550	268,550
Building	3,754,625	3,754,625
	4,023,175	4,023,175
Less: accumulated depreciation	(891,017)	(727,029)
Property, plant and equipment, net,	3,132,158	3,296,146

5.	PREPAID LAND LEASE, NET

Prepaid land lease, net, consists of the following:

	March 31, 2019	June 30, 2018

Prepaid land lease	5,412,120	5,412,120
Less: accumulated amortization	(475,280)	(393,020)
Prepaid land lease, net	4,936,840	5,019,000

The carrying amounts of the prepaid land lease are analyzed as:

	March 31, 2019	June 30, 2018

Current assets	109,680	109,680
Non-current assets	4,827,160	4,909,420
	4,936,840	5,019,000

Prepaid land lease represents the cost of the rights of the use of the land in respect of leasehold land in the People’s Republic of China, on which the Group’s buildings are situated.

The lease term is 70 years, ending in 2082.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

6.	INVENTORIES

Inventories consist of the following:

	March 31, 2019	June 30, 2018

Raw materials	3,702,029	4,451,541
Finished goods	3,785,667	2,622,873
Packaging material	183,933	272,135
	7,671,629	7,346,549

7.	TRADE RECEIVABLES

	March 31, 2019	June 30, 2018

Trade receivables	67,286,738	33,933,857
	67,286,738	33,933,857

No allowance for doubtful debts has been made for both years.

The Group normally allows credit terms to well-established customers ranging from 30 to 150 days. The Group seeks to maintain strict control over its trade receivables. Overdue trade receivables are reviewed regularly by the Board of Directors.

8.	DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	March 31, 2019	June 30, 2018

Prepaid expenses	20,706,252	23,571,363
Deposits	-	9,000,000
Other receivables	597,810	678,227
	21,304,062	33,249,590

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

9.	CASH AND CASH EQUIVALENTS

	March 31, 2019	June 30, 2018

Cash on hand	199,553	394,082
Cash held in banks	57,194,467	26,110,880
	57,394,020	26,504,962

Cash held in banks earns interest at floating rates based on daily bank deposit rates.

10.	TRADE PAYABLES

	March 31, 2019	June 30, 2018

Trade payables	144,093	44,636
	144,093	44,636

For the larger suppliers, the Group makes payment in advance for the inventories. For the smaller suppliers, the Group obtains credit terms ranging from 30 to 90 days.

A concentration analysis of the suppliers based on the purchases made during the six-month periods is as follows:

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Supplier A	56%	40%
Supplier B	22%	16%
Supplier C	10%	10%
Supplier D	3%	9%
Supplier E	3%	9%
Supplier F	1%	8%
Others	5%	8%
	100%	100%

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

11.	RECEIPTS IN ADVANCE, ACCRUALS AND OTHER PAYABLES

Receipts in advance, accruals and other payables consist of the following:

	March 31, 2019	June 30, 2018

Accrued payroll and bonus	2,064,024	2,560,883
Other payables	887,706	734,122
Other tax payables	1,174,043	623,868
Receipt in advance	2,507,629	1,221,152
	6,633,402	5,140,025

12.	AMOUNT DUE TO A DIRECTOR

	March 31, 2019	June 30, 2018

Amount due to a director	96,676,656	96,231,368
	96,676,656	96,231,368

	March 31, 2019	June 30, 2018
Classified as:
Non-current liabilities	84,781,805	-
Current liabilities	11,894,851	96,231,368
	96,676,656	96,231,368

The amount due to a director is interest-free, unsecured and not repayable on demand.

Renminbi 94,051,934 of the amount due to a director relates to Reliant’s acquisition of Sure Rich Investment (Group) Limited. The amount is due to the seller of Sure Rich Investment (Group) Limited, who is also a director of Reliant and the Company.

13.	BANK BORROWINGS

	March 31, 2019	June 30, 2018
Secured - at amortized cost
Loans from bank – Note (i)	2,250,000	-
	2, 250,000	-
Classified as:
Current liabilities	2, 250,000	-
	2, 250,000	-

Note:

(i)	Loan from the bank is bearing a fixed interest rate ranging from 5.44% per annum.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

14.	SHARE CAPITAL AND CAPITAL MANAGEMENT

	Issued and fully paid			Shares to be issued
Company	Number of shares	value US$	value RMB	Number of shares	value US$	value RMB
At June 30, 2018	98,191,480	98,191	638,708	321,296,000	321,296	2,126,520
Common stock conversion
Conversion of amount due to a director
Shares issued for cash
Shares issued as consideration for business acquisition
Shares to be issued as consideration for business acquisition
Reverse merger

At March 31, 2019	98,191,480	98,191	638,708	321,296,000	321,296	2,126,520

Each share has a nominal value of US$0.001 per share.

The shares to be issued as consideration for business acquisition are the 321,296,000 new shares at $0.001 per share as part of the consideration of the acquisition of Reliant Galaxy International Limited. The aggregated nominal value of the shares is US$321,296.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

15.	INCOME TAXES

The Company is subject to taxes in the USA. The Company has had no taxable income under Federal or State tax laws. The Company has loss carryforwards totaling $359,065 that may be offset against future federal income taxes. If not used, the carryforwards will expire 20 years after they are incurred.

The Company’s subsidiary in the BVI is not subject to taxation.

The Company’s Hong Kong subsidiary is subject to taxes in Hong Kong. The Hong Kong subsidiary has had no taxable income.

The Company’s PRC subsidiaries are subject to taxes in China. The applicable PRC statutory income tax rate is 25% according to the Enterprise Income Tax Law.

A reconciliation of the income tax expenses in China is set out below:

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Profit before income tax	62,512,210	51,594,082
Taxation at the applicable tax rate of 25%	15,768,870	12,898,521
Tax effect on non-taxable income	(285,732)	-
Tax effects of expense that are not deductible	540,874	15,469
(Over)/under-provision in respect of previous year	-	(290,079)
Income taxes	16,024,012	12,623,911

16.	CONTRIBUTION PLAN IN THE PRC

As stipulated by the PRC state regulations, the subsidiaries in the PRC participate in the state-run defined contribution retirement scheme. All employees are entitled to an annual pension payment equal to a fixed proportion of the average basic salary of the geographical area of their last employment at their retirement date. The PRC subsidiaries are required to make contributions to the local social security bureau at 29.4% to 37.4% of the previous year’s average basic salary amount of the geographical area where the employees are under employment with the PRC subsidiaries. The Group has no obligation for the payment of pension benefits beyond the annual contributions as set out above.

According to the relevant rules and regulations of the PRC, the PRC subsidiaries and their employees are each required to make contributions to an accommodation fund at 9% of the salaries and wages of the employees which are administered by the Public Accumulation Funds Administration Centre. There is no further obligation for the Group except for such contributions to the accommodation fund. The Group had no significant obligation apart from the contributions as stated above.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

17.	OPERATING LEASE ARRANGEMENT

The Group has total future minimum lease payments under non-cancellable operating lease payable as follows:

	(unaudited) Nine months ended March 31, 2019	June 30, 2018

Within 1 year	454,331	134,294
After 1 year but within 2 years	75,985	18,000
After 2 years but within 3 years	-	9,000
After 3 years	-	-
	530,316	161,294

The Group is the lessee of a few office premises and staff residence held under operating leases. The leases typically run for an initial period of one to five years.

18.	RELATED PARTY BALANCES AND TRANSACTIONS

The Group made sales to Fuqing Jing Hong Trading Co., Ltd, the director of which was a family member of the CEO Mr. Yang Peng. The family resigned from Fuqing Jing Hong Trading Co., Ltd on June 28, 2018, hence Fuqing Jing Hong ceased to be a related party on June 28, 2018.

	(unaudited) Nine months ended March 31, 2019	(unaudited) Nine months ended March 31, 2018

Revenue	-	14,394,218
	-	14,394,218

Management is of the opinion that these related party transactions were conducted in the normal course of business of the Group with standard sales terms and conditions.

19.	CONTINGENT LIABILITIES

At the end of each reporting period, neither the Group nor the Company had any significant contingent liabilities.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

20.	DETAILS OF SUBSIDIARIES

Company name	Place and date of incorporation	Capital	Attributable Equity interest		Principal activities

Reliant Galaxy International Limited	Established in British Virgin Islands on January 3, 2017	Registered and paid-in capital of RMB 69,100	100%		Investment holding

Sure Rich Investment	Established in	Share capital	100%		Investment holding

(Group) Limited	Hong Kong On February 1, 2007	RMB 1

Fujian Jinou Trading Co., Ltd.	Established in the PRC on July 5, 2004	Registered and paid-in capital of US$ 1,650,000	100%		Investment holding and Trading of spirit

Fenyang Huaxin Spirit Development Co., Ltd.	Established in the PRC on November 7, 2013	Registered and Paid-in capital of RMB 1,000,000 Note (i)	100%		Trading of spirit

Fenyang Jinqiang Spirit Co., Ltd.	Established in the PRC on November 7, 2013	Registered and Paid-in capital of RMB 5,000,000	100%		Trading of spirit

Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd.	Established in the PRC on April 14, 2018	Registered and issued capital of RMB1,000,000	51 Note	% (i)	Dormant

Notes:

(i)	The subsidiary was registered with payable share capital and the Company committed to pay up its share of the issued capital in the amount of RMB 510,000 on March 31, 2038, which is 20 years from the date of incorporation permitted by the Regulation of the People’s Republic of China on Company Registration. The amount due to the subsidiary is interest-free and unsecured.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED (Unaudited)

(Chinese Renminbi)

21.	DETAILS OF AN ASSOCAITE

Company name	Place and date of incorporation	Capital	Attributable Equity interest	Principal activities

Guangzhou Silicon Technology Co., Ltd	Established in the PRC on September 8, 2015	Registered and issued capital of RMB5,000,000	20 Note % (i)	Development, sale and provision of software solutions

Notes:

(i)	On September 1, 2018, Fenyang Huaxin Spirit Development Co., Ltd acquired shares of 20% of the associate Guangzhou Silicon Technology Co., Ltd which then became an associate of the Company. The associate’s results were not material to the Group in the period to March 31, 2019.

ORANCO, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Oranco, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Oranco, Inc. (the “Company”) as of June 30, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the periods ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PKF Littlejohn LLP

We have served as the Company’s auditor since March 7, 2018.

PKF Littlejohn LLP

London, UK

September 28, 2018

ORANCO, INC.

CONSOLIDATED BALANCE SHEETS

(Chinese Renminbi)

	June 30, 2018	June 30, 2017
ASSETS:
Current assets
Cash and cash equivalents	26,504,962	6,607,407
Inventories	7,346,549	8,597,710
Trade receivables	33,933,857	47,517,200
Deposits, prepayments and other receivables	33,249,590	19,590,026
Prepaid land lease	109,680	109,680
	101,144,638	82,422,023

Non-current assets
Property, plant and equipment	3,296,146	3,120,166
Prepaid land lease	4,909,420	5,019,100
	8,205,566	8,139,266
Total assets	109,350,204	90,561,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	44,636	118,115
Receipts in advance, accruals and other payables	5,140,025	4,098,669
Amount due to Director	96,231,368	1,581,034
Current tax liabilities	2,928,207	2,627,279
Bank borrowings	-	27,000,000
	104,344,236	35,425,097

Shareholders’ equity

Number of authorized shares with par value US$0.001	100,000,000	100,000,000
Number of issued and outstanding shares	98,191,480	4,269,950
Number of fully paid shares to be issued	321,296,000	-

Share capital	638,708	27,775
Fully paid shares to be issued	2,126,520	-
Additional paid-in capital	-	(27,774)
Retained earnings	2,240,740	52,253,435
Equity attributable to equity holders of the Company	5,005,968	52,253,436
Non-controlling interest	-	2,882,756
Total shareholders’ equity	5,005,968	55,136,192
Total liabilities and shareholders’ equity	109,350,204	90,561,289

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Chinese Renminbi)

	Year ended June 30, 2018	Year ended June 30, 2017
Revenue	101,759,660	91,144,666
	101,759,660	91,144,666

Cost of sales	27,800,667	24,065,113
Selling and distribution expenses	5,477,457	2,521,950
Administrative expenses	7,109,937	5,516,707
	40,388,061	32,103,770

Other income	155,700	227,552
Interest and other financial charges	1,759,325	3,420,272
Income before income taxes	59,767,974	55,848,176

Income taxes	15,095,681	14,121,343
Net Income	44,672,293	41,726,833

Attributable to:
Equity holders of the Company	43,313,447	34,091,734
Former non-controlling interests	1,358,846	7,635,099
	44,672,293	41,726,833

Earnings per share:
Basic and diluted earnings per share	1.54	7.98

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Chinese Renminbi)

	Share capital	Shares to be issued (Note a)	Additional paid-in capital	Retained Earnings/ (loss)	Attributable to the Company	Non-controlling interests	Total shareholders’ Equity
Balance at June 30, 2016	27,775	-	(27,774)	6,009,858	6,009,859	9,449,500	15,459,359
Total comprehensive income for the year	-	-	-	34,091,734	34,091,734	7,635,099	41,726,833
Acquisition of additional interest in subsidiary	-	-	-	12,151,843	12,151,843	(14,201,843)	(2,050,000)
Balance at June 30, 2017	27,775	-	(27,774)	52,253,435	52,253,436	2,882,756	55,136,192
Total comprehensive income for the year	-	-	-	43,313,447	43,313,447	1,358,846	44,672,293
Acquisition of additional interest in subsidiary	-	-	-	3,841,602	3,841,602	(4,241,602)	(400,000)
Conversion of loans to common stock	246,671	-	-	-	246,671	-	246,671
Conversion of amount due to director to common stock	97,570	-	176,986	-	274,556	-	274,556
Shares issued for cash	84,561	-	591,925	-	676,486	-	676,486
Shares issued as consideration for business acquisition	182,131	-	-	(182,131)	-	-	-
Fully paid shares to be issued as consideration for business acquisition	-	2,126,520	-	(2,126,520)	-	-	-
Reverse merger	-	-	(741,137)	(94,859,093)	(95,600,230)	-	(95,600,230)
Balance at June 30, 2018	638,708	2,126,520	-	2,240,740	5,005,968	-	5,005,968

Note a:

Under the Share Exchange Agreement dated June 29, 2018, 321,296,000 shares of Oranco, Inc. shall be issued to the sellers of Reliant Galaxy International Limited at the completion of the increase of the Company’s authorized common stock. The increase of the Company’s authorized common stock to 500,000,000 is yet to be completed. More details are discussed in note 21.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Chinese Renminbi)

	Year ended	Year ended
	June 30,	June 30,
	2018	2017
Operating activities
Net income	44,672,293	41,726,833
Adjustments to reconcile net income to cash generated from operating activities:
Depreciation and amortization	335,005	342,042
Changes in working capital:
Inventories	1,251,161	(3,371,289)
Trade receivables	13,583,343	(26,672,612)
Deposits, prepayments and other receivables	(13,659,564)	6,138,826
Trade payables	(73,479)	(2,185,541)
Receipts in advance, accruals and other payables	305,431	(3,988,885)
Current tax liabilities	300,928	2,093,158
Amount due to Director	577,029	4,828,077
Cash generated from operating activities	47,292,147	18,910,609

Investing activities
Acquisition of additional interest in subsidiary	(400,000)	(2,050,000)
Cash acquired on merger	406,713	-
Payments for acquisition of property, plant and equipment	(401,305)	(30,893)
Cash used in investing activities	(394,592)	(2,080,893)

Financing activities
Repayment of bank borrowings	(27,000,000)	(10,650,000)
Cash used in financing activities	(27,000,000)	(10,650,000)

Increase in cash and cash equivalents	19,897,555	6,179,716
Cash and cash equivalents, beginning of the year	6,607,407	427,691
Cash and cash equivalents, end of the year	26,504,962	6,607,407

Supplemental disclosure of cash flows information
Cash paid during the year for interest	(1,759,325)	(3,420,272)
Cash paid during the year for income taxes	(14,509,505)	(12,028,185)

The non-cash transactions have been disclosed in note 22.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)	Description of Business

The Company was incorporated under the laws of the State of Nevada on June 16, 1977. The Company has been in the business of the development of mineral deposits. During 1983 all activities were abandoned, and the Company had remained inactive until June 29, 2018 when it acquired the business of Reliant Galaxy International Limited (“Reliant”). The Company and its subsidiaries (the “Group”) are principally engaged in the trading of spirits in the People’s Republic of China (the “PRC”).

Details of the subsidiaries are set out in note 20 to the consolidated financial statements.

(b)	The basis of consolidation and presentation

The Consolidated Financial Statements include the Financial Statements of Oranco, Inc. and the Financial Statements of its wholly-owned subsidiaries.

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The accompanying financial statements have been prepared in accordance with the U.S. generally accepted accounting principles or GAAP. The Company operates in one reportable segment and solely within the PRC. Accordingly, no segment or geographic information has been presented.

Non-controlling interests are shown as a component of shareholders’ equity on the consolidated balance sheet and the share of the net income attributable to non-controlling interests is shown as a component of net income in the consolidated statements of operations.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(b)	Basis of consolidation and presentation – continued

Business Combinations

The acquisition of other subsidiaries that meet the criteria for business combinations is accounted for using the acquisition method of accounting. The consideration transferred for the acquisition is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred.

Any contingent consideration to be transferred by the Group are recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized, either in the Statement of Operations or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity. Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the identifiable net assets acquired and liabilities assumed.

(c)	Financial instruments

Financial instruments of the Group primarily consist of cash and cash equivalents, trade receivables, deposits, prepayments and other receivables, prepaid land lease, trade payables, receipts in advance, accruals and other payables, and bank borrowings. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

The Group has no derivative financial instruments.

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(e)	Revenue recognition

The Group’s revenues are derived from sales of products recorded net of value added tax (“VAT”). Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the products has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria are related to each of the following major revenue generating activities described below.

(i)	Revenue from the sale of goods is recognized when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership nor effective control over the goods sold. This is usually taken as the time when the goods are delivered and the customers have accepted the goods.

(ii)	Interest income is recognized on an accrual basis using the effective interest method.

(f)	Trade receivables and allowance for doubtful accounts

Trade receivables are stated at the amount the Group expects to collect. The Group maintains allowances for doubtful accounts for estimated losses. Management considers the following factors when determining the collectability of specific accounts: historical experience, creditworthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. Allowance for doubtful accounts is made and recorded into general and administrative expenses based on the aging of trade receivables and on any specifically identified receivables that may become uncollectible. Trade receivables which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company takes a write off of the account balances when the Company can demonstrate all means of collection on the outstanding balances have been exhausted. There is no allowance for doubtful accounts in these consolidated financial statements.

(g)	Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The components of inventories include raw materials, processing cost of finished goods and purchase cost of products. The Group routinely evaluate the net realizable value of the inventories in light of current market conditions and market trends and record a write-down against the cost of inventories should the net realizable value falls below the cost.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(h)	Property, plant and equipment and depreciation

Property, plant and equipment are carried at cost less accumulated depreciation and any recorded impairment. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Category	Estimated useful life	Estimated residual values
Building	20 years	0-10%
Computer and office equipment	3 years	0-10%

Repairs and maintenance are expensed as incurred and asset improvements are capitalized. Consideration is given at each balance sheet date to determine whether there is any indication of impairment of the carrying amounts of the property, plant and equipment. The indication could be an unfavorable development of a business or severe economic slowdown as well as reorganization of the operation. In assessing value in use, the estimated future cash flows are discounted to their present value, based on the time value of money and the risks specific to the country where the assets are located.

(i)	VAT and VAT refund

VAT on sales is charged at 17% on revenue from product sales and is subsequently paid to the PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is recognized in other payables, and the excess of input VAT over output VAT is recognized in other receivables in the consolidated balance sheets.

(j)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(k)	Foreign currency translation

Substantially all of the Group’s operations are conducted in China and as a result, the functional and reporting currency of the Group is the Chinese Renminbi.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Transactions in currencies other than the functional currency are converted into the functional currency at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the consolidated statements of operations.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(k)	Foreign currency translation - continued

In translating the financial statements of the Company’s subsidiaries outside the PRC into the reporting currency, assets and liabilities are translated from the subsidiaries’ functional currencies to the reporting currency at the exchange rate at the balance sheet date. Equity amounts are translated at historical exchange rates; revenues, expenses, and other gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income/(loss) in the consolidated statements of operations. During 2018 and 2017, such translation adjustments were not material.

(l)	Income taxes

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively.

On December 22, 2017, the United States enacted TCJA which instituted fundamental changes to the taxation of multinational corporations, including a reduction the U.S. corporate income tax rate to 21% beginning in 2018. The TCJA also requires a one-time transition tax on the mandatory deemed repatriation of the cumulative earnings of the Company’s foreign subsidiary as of December 31, 2017. To determine the amount of this transition tax, the Company must determine the amount of earnings generated since inception by the relevant foreign subsidiary, as well as the amount of non-U.S. income taxes paid on such earnings, in addition to potentially other factors. The Company acquired the foreign operations on 29 June 2018, hence the Company does not have any qualifying earnings or profits from its foreign subsidiary under the transition tax calculation thus no transition tax is payable.

(m)	Fair value measurement

The Group defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(m)	Fair value measurement-continued

The Group’s financial instruments include cash and cash equivalents, term deposits, trade and other receivables, and trade and other payables. The Group considers the carrying amounts approximate fair value because of the short maturity of these financial instruments.

(n)	Business combinations

In a business combination achieved in stages, the Group remeasures its previously held equity interest in the acquire immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in earnings.

(o)	Transactions between entities under common control

When accounting for a transfer of assets or exchange of shares between entities under common control of the Group, the carrying amounts of the assets and liabilities transferred shall remain unchanged subsequent to the transaction, and no gain or loss shall be recorded in the Group’s consolidated statements of operations.

(p)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

(q)	Recently issued accounting pronouncements not yet adopted

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations: Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. The Company will adopt this standard on July 1, 2018 and will apply the standard to any future business combinations.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. The standard provides new authoritative guidance addressing eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain transactions are presented and classified in the statement of cash flows. The standard is effective for the Group in the first quarter of the fiscal year 2019. The Company does not expect the adoption of this standard to have a significant impact on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases. The standard increases transparency and comparability among organizations by requiring companies to recognize leased assets and related liabilities on the balance sheet and disclose key information about leasing arrangements. This standard is effective for the Group in the first quarter of the fiscal year 2020. The Group is evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In May 2014, FASB issued ASU, 2014-09, Revenue from Contracts with Customers. The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers, to defer the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, but permits entities to adopt the original effective date if they choose. Based on the Group’s preliminary assessment, it does not expect the adoption of the standard to result in material changes in revenue. Further, deferred costs to obtain contracts, which will be recognized in sales and marketing expense in future periods, are not expected to be material.

The adoption of the standard in the consolidated financial statements for the financial year ended June 30, 2019 will have no significant impact to the provision for income taxes and will have no impact to the net cash used in, or generated by, operating, investing, or financing activities in the Group’s consolidated statements of cash flows.

The Group is finalizing the impact of the standard on its consolidated financial statements and disclosures, as well as changes to its systems, processes, and internal controls. The Company’s preliminary assessments are subject to change.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

2.	REVENUE AND OTHER INCOME

Revenue represents the invoiced spirits products sold to the external customers less discounts, returns, and surcharges.

	June 30, 2018	June 30, 2017

Revenue	101,759,660	91,144,666
Other income	155,700	227,552
	101,915,360	91,372,218

All revenue is derived in China.

A concentration analysis of the revenue is as follows:

	June 30, 2018	June 30, 2017

Customer A	16%	30%
Customer B	16%	27%
Customer C	12%	15%
Customer D	11%	12%
Customer E	11%	2%
Customer F	9%	5%
Others	25%	9%
	100%	100%

An analysis of other income is as follows:

	June 30, 2018	June 30, 2017

Sundry income	-	25
Bank interest income	78,200	13,481
Interest from a director	-	214,046
Written back of other payables	77,500	-
	155,700	227,552

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

3.	SELLING AND DISTRIBUTION EXPENSES

The following expenses are included in the selling and distribution expenses:

	June 30, 2018	June 30, 2017

Freight	40,623	114,539
Packaging cost	1,090,553	846,298
	1,131,176	960,837

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	June 30, 2018	June 30, 2017

Computer and office equipment	268,550	221,868
Building	3,754,625	3,400,000
	4,023,175	3,621,868
Less: accumulated depreciation	(727,029)	(501,702)
Property, plant and equipment, net,	3,296,146	3,120,166

5.	PREPAID LAND LEASE, NET

Prepaid land lease, net, consists of the following:

	June 30, 2018	June 30, 2017

Prepaid land lease	5,412,120	5,412,120
Less: accumulated amortization	(393,020)	(283,340)
Prepaid land lease, net	5,019,000	5,128,780

The carrying amounts of the prepaid land lease are analyzed as:

	June 30, 2018	June 30, 2017

Current assets	109,680	109,680
Non-current assets	4,909,420	5,019,100
	5,019,000	5,128,780

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

5.	PREPAID LAND LEASE, NET - CONTINUED

Prepaid land lease represents the cost of the rights of the use of the land in respect of leasehold land in the People’s Republic of China, on which the Group’s buildings are situated.

The lease term is 70 years, ending in 2082.

6.	INVENTORIES

Inventories consist of the following:

	June 30, 2018	June 30, 2017

Raw materials	4,451,541	5,924,514
Finished goods	2,622,873	2,203,370
Packaging material	272,135	469,826
	7,346,549	8,597,710

7.	TRADE RECEIVABLES

	June 30, 2018	June 30, 2017

Trade receivables	33,933,857	47,517,200
	33,933,857	47,517,200

The Group normally allows credit terms to well-established customers ranging from 30 to 150 days. The Group seeks to maintain strict control over its trade receivables. Overdue trade receivables are reviewed regularly by the Board of Directors.

8.	DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	June 30, 2018	June 30, 2017

Prepaid expenses	23,571,363	17,808,559
Deposits	9,000,000	330,000
Other receivables	678,227	1,451,467
	33,249,590	19,590,026

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

9.	CASH AND CASH EQUIVALENTS

	June 30, 2018	June 30, 2017

Cash on hand	394,082	183,119
Cash held in banks	26,110,880	6,424,288
	26,504,962	6,607,407

Cash held in banks earns interest at floating rates based on daily bank deposit rates.

10.	TRADE PAYABLES

	June 30, 2018	June 30, 2017

Trade payables	44,636	118,115
	44,636	118,115

For the larger suppliers, the Group makes payment in advance for the inventories. For the smaller suppliers, the Group obtains credit terms ranging from 30 to 90 days.

A concentration analysis of the suppliers based on the purchases made during the year is as follows:

	June 30, 2018	June 30, 2017

Supplier A	41%	-
Supplier B	17%	8%
Supplier C	10%	13%
Supplier D	8%	45%
Supplier E	8%	11%
Supplier F	7%	21%
Others	11%	2%
	100%	100%

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

11.	RECEIPTS IN ADVANCE, ACCRUALS AND OTHER PAYABLES

Receipts in advance, accruals and other payables consist of the following:

	June 30, 2018	June 30, 2017

Accrued expenses	2,288,475	1,853,366
Accrued payroll and bonus	272,408	181,334
Other payables	734,122	626,167
Other tax payables	623,868	377,257
Receipt in advance	1,221,152	1,060,545
	5,140,025	4,098,669

12.	AMOUNT DUE TO A DIRECTOR

	June 30, 2018	June 30, 2017

Amount due to a director	96,231,368	1,581,034
	96,231,368	1,581,034

The amount due to a director is interest-free, unsecured and repayable on demand.

Renminbi 94,051,934 of the amount due to a director relates to Reliant’s acquisition of Sure Rich Investment (Group) Limited. The amount is due to the seller of Sure Rich Investment (Group) Limited, who is also a director of Reliant and the Company.

13.	BANK BORROWINGS

	June 30, 2018	June 30, 2017
Secured - at amortized cost
Loans from financial institution – Note (i)	-	27,000,000
	-	27,000,000
Classified as:
Current liabilities	-	27,000,000
	-	27,000,000

Note:

(i)	Loans from the financial institution are bearing a fixed interest rate ranging from 10% to 10.5% per annum.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

14.	SHARE CAPITAL AND CAPITAL MANAGEMENT

	Issued and fully paid			Shares to be issued			Additional paid in capital
Company	Number of shares	value US$	value RMB	Number of shares	value US$	value RMB	value US$	value RMB	Total RMB
At June 30, 2017 and June 30, 2016	4,269,950	4,270	27,775	-	-	-	(4,269)	(27,774)	1
Common stock conversion	37,921,530	37,922	246,671	-	-	-	-	-	246,671
Conversion of amount due to a director	15,000,000	15,000	97,570	-	-	-	27,209	176,986	274,556
Shares issued for cash	13,000,000	13,000	84,561	-	-	-	91,000	591,925	676,486
Shares issued as consideration for business acquisition	28,000,000	28,000	182,131	-	-	-	-	-	182,131
Shares to be issued as consideration for business acquisition	-	-	-	321,296,000	321,296	2,126,520	-	-	2,126,520
Reverse merger	-	-	-	-	-	-	(113,940)	(741,137)	(741,137)

At June 30, 2018	98,191,480	98,191	638,708	321,296,000	321,296	2,126,520	-	-	2,765,228

Each share has a nominal value of US$0.001 per share.

The shares to be issued as consideration for business acquisition are the 321,296,000 new shares at $0.001 per share as part of the consideration of the acquisition of Reliant Galaxy International Limited. The aggregated nominal value of the shares is US$321,296.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

15.	INCOME TAXES

The Company is subject to taxes in the USA. The Company has had no taxable income under Federal or State tax laws. The Company has loss carryforwards totaling $359,065 that may be offset against future federal income taxes. If not used, the carryforwards will expire 20 years after they are incurred.

The Company’s subsidiary in the BVI is not subject to taxation.

The Company’s Hong Kong subsidiary is subject to taxes in Hong Kong. The Hong Kong subsidiary has had no taxable income.

The Company’s PRC subsidiaries are subject to taxes in China. The applicable PRC statutory income tax rate is 25% according to the Enterprise Income Tax Law.

A reconciliation of the income tax expenses in China is set out below:

	June 30, 2018	June 30, 2017

Profit before income tax	59,767,974	55,848,176
Taxation at the applicable tax rate of 25%	14,941,994	13,962,044
Tax effect on non-taxable income	(42,182)	(53,512)
Tax effects of expense that are not deductible	808,014	190,229
(Over)/under-provision in respect of previous year	(612,145)	22,582
Income taxes	15,095,681	14,121,343

16.	CONTRIBUTION PLAN IN THE PRC

As stipulated by the PRC state regulations, the subsidiaries in the PRC participate in the state-run defined contribution retirement scheme. All employees are entitled to an annual pension payment equal to a fixed proportion of the average basic salary of the geographical area of their last employment at their retirement date. The PRC subsidiaries are required to make contributions to the local social security bureau at 29.4% to 37.4% of the previous year’s average basic salary amount of the geographical area where the employees are under employment with the PRC subsidiaries. The Group has no obligation for the payment of pension benefits beyond the annual contributions as set out above.

According to the relevant rules and regulations of the PRC, the PRC subsidiaries and their employees are each required to make contributions to an accommodation fund at 9% of the salaries and wages of the employees which are administered by the Public Accumulation Funds Administration Centre. There is no further obligation for the Group except for such contributions to the accommodation fund. The Group had no significant obligation apart from the contributions as stated above.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

17.	OPERATING LEASE ARRANGEMENT

The Group has total future minimum lease payments under non-cancellable operating lease payable as follows:

	June 30, 2018	June 30, 2017

Within 1 year	134,294	115,211
After 1 year but within 2 years	18,000	-
After 2 years but within 3 years	9,000	-
After 3 years	-	-
	161,294	115,211

The Group is the lessee of a few office premises and staff residence held under operating leases. The leases typically run for an initial period of one to five years.

18.	RELATED PARTY BALANCES AND TRANSACTIONS

The Group had the following transactions with related parties during the financial periods:

	June 30, 2018	June 30, 2017
Revenue generated from related party	14,359,832	25,110,022
Interest income from director	-	214,046
Trade receivables from related party	-	15,000,875

	July 1, 2016	Settlement	Repayment	New Loans	June 30, 2017
Amount due to director	(13,395,233)	-	-	-	(13,395,233)
Amount due from director	16,642,476	(178,277)	(4,650,000)	-	11,814,199
Net amount due from/(to) director	3,247,243	(178,277)	(4,650,000)	-	(1,581,034)

	July 1, 2017	Settlement	Repayment	New Loans	June 30, 2018
Amount due to director	(13,395,233)	-	-	(95,976,484)	(109,371,717)
Amount due from director	11,814,199			1,326,150	13,140,349
Net amount due to director	(1,581,034)	-	-	(94,650,334)	96,231,368

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

18.	RELATED PARTY BALANCES AND TRANSACTIONS - CONTINUED

The Group made sales to Fuqing Jing Hong Trading Co., Ltd, the director of which was a family member of the CEO Mr. Yang Peng. The family resigned from Fuqing Jing Hong Trading Co., Ltd on June 28, 2018, hence Fuqing Jing Hong ceased to be a related party on June 28, 2018.

	June 30, 2018	June 30, 2017

Revenue	14,359,832	25,110,022
	14,359,832	25,110,022

Management is of the opinion that these related party transactions were conducted in the normal course of business of the Group with standard sales terms and conditions.

19.	CONTINGENT LIABILITIES

At the end of each reporting period, neither the Group nor the Company had any significant contingent liabilities.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

20.	DETAILS OF SUBSIDIARIES

Company name	Place and date of incorporation	Capital	Attributable Equity interest		Principal activities

Reliant Galaxy International Limited	Established in British Virgin Islands on January 3, 2017	Registered and paid-in capital of RMB 69,100	100%		Investment holding

Sure Rich Investment	Established in	Share capital	100%		Investment
(Group) Limited	Hong Kong On February 1, 2007	RMB 1			holding

Fujian Jinou Trading Co., Ltd.	Established in the PRC on July 5, 2004	Registered and paid-in capital of US$ 1,650,000	100%		Investment holding

Fenyang Huaxin Spirit Development Co., Ltd.	Established in the PRC on November 7, 2013	Registered and Paid-in capital of RMB 1,000,000 Note (i)	100%		Trading of spirit

Fenyang Jinqiang Spirit Co., Ltd.	Established in the PRC on November 7, 2013	Registered and Paid-in capital of RMB 5,000,000	100 Note	% (i)	Trading of spirit

Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd.	Established in the PRC on April 14, 2018	Registered and issued capital of RMB1,000,000	51 Note	% (ii)	Dormant

Notes:

(i)	On May 7, 2018, Sure Rich Investment (Group) Limited acquired the remaining 8% of the 92% owned subsidiary Fenyang Jinqiang Spirit Co., Ltd, which then became a direct wholly-owned subsidiary of the Company.

(ii)	The subsidiary was registered with payable share capital and the Company committed to pay up its share of the issued capital in the amount of RMB 510,000 on March 31, 2038, which is 20 years from the date of incorporation permitted by the Regulation of the People’s Republic of China on Company Registration. The amount due to the subsidiary is interest-free and unsecured.

ORANCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Chinese Renminbi)

21.	REVERSE MERGER

On June 29, 2018, Oranco, Inc. acquired 100% of the issued capital of Reliant in a share for share exchange with the shareholders of Reliant at that time. Due to the relative size of the companies, the shareholders of Reliant became the majority shareholders in the consolidated group.

Pursuant to the share for share exchange, Oranco shall issue an aggregated 349,296,000 new shares of common stock, with par value of $0.001 per share, of which 28,000,000 were issued at the closing date of June 29, 2018, and the remaining 321,296,000 shares shall be issued at the completion of the increase of the Company’s authorized shares. The 321,296,000 shares are classified as fully paid-up shares to be issued as of June 30, 2018.

At the date of acquisition, Oranco, Inc. was a shell company with minimal assets and operations. The transaction has been treated as a group reconstruction and has been accounted for using the reverse merger accounting method. Accordingly, the consolidated financial statements have been treated as being a continuation of the consolidated financial statements of Reliant, with Oranco, Inc. being treated as the acquired entity for accounting purposed. Accordingly, the financial information for the current period and comparatives reflects the consolidated operations of Reliant.

22.	NOTE TO THE CONSOLIDATED STAETMENT OF CASH FLOWS

Disclosure of non-cash transactions:

a.	Renminbi 94,051,934 of the amount due to a director relates to Reliant’s acquisition of Sure Rich Investment (Group) Limited being the consideration of Sure Rich Investment (Group) Limited payable by Reliant. The amount is due to the seller of Sure Rich Investment (Group) Limited, who is also a director of Reliant and the Company.

b.	The Group acquired liabilities of Renminbi 757,296 as part of the reverse merger.

Oranco, Inc.

7,389,808 Shares of Common Stock

PROSPECTUS